 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON                     ,
                                     1998.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                       ANTHONY & SYLVAN POOLS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OHIO                               1799                            31-1522456
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                  NUMBER)

                                 220 PARK DRIVE
                              CHARDON, OHIO 44024
                                 (440) 285-7946
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                STUART D. NEIDUS
         CHAIRMAN, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                       ANTHONY & SYLVAN POOLS CORPORATION
                                 220 PARK DRIVE
                              CHARDON, OHIO 44024
                                 (440) 285-7946
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               DYNDA A. THOMAS, ESQ.                              JAMES R. CARLSON, ESQ.
         Squire, Sanders & Dempsey L.L.P.                        Thompson Hine & Flory LLP
         4900 Key Tower, 127 Public Square                   3900 Key Tower, 127 Public Square
            Cleveland, Ohio 44114-1304                          Cleveland, Ohio 44114-1216
                  (216) 479-8500                                      (216) 566-5500
             Facsimile: (216) 479-8776                           Facsimile: (216) 566-5800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.
                               ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
              TITLE OF EACH CLASS                           PROPOSED MAXIMUM                            AMOUNT OF
         OF SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(2)                  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Shares, no par value.....................             $22,500,000.00                             $6,638.00
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes             shares subject to purchase by the Underwriters to cover
    over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[PICTURES OF RESIDENTIAL SWIMMING POOLS AND MAP OF UNITED STATES DEPICTING SALES
                                    OFFICES]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS, DATED             , 1998

                                              SHARES

                       ANTHONY & SYLVAN POOLS CORPORATION

                                 COMMON SHARES
                               ------------------

     All of the Common Shares (as hereinafter defined) offered hereby are being sold by Anthony & Sylvan Pools Corporation (the "Company"). The Company
currently has outstanding                Common Shares, all of which are owned
by a wholly owned subsidiary of Essef Corporation ("Essef") (Essef and such subsidiary are sometimes referred to as the "Essef Group"). Upon completion of this offering (the "Offering"), the Essef Group will continue to own
approximately      % of the outstanding Common Shares (     % if the
Underwriters' over-allotment option is exercised in full) and will continue to control the Company. However, Essef has informed the Company that it is currently contemplating a two-stage spin-off of its interest in the Company (the "Double Spin-Off") whereby (i) following the completion of the Offering, Essef would cause its subsidiary to distribute to Essef all of the Common Shares owned by it and (ii) thereafter, Essef would distribute such Common Shares on a pro rata basis to its shareholders. Essef is under no obligation to effect the Double Spin-Off and may pursue other alternatives in the event it is unable to obtain a tax ruling from the Internal Revenue Service recognizing the tax free nature of the Double Spin-Off. See "Principal Shareholder" and "Relationship between the Company and Essef."

     Prior to the Offering, there has been no public market for the Common Shares of the Company ("Common Shares"). It is currently anticipated that the
initial public offering price will be between $          .00 and $          .00
per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Shares listed on the Nasdaq National Market under the symbol "SWIM."
                               ------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                           UNDERWRITING
                                                     PRICE TO             DISCOUNTS AND            PROCEEDS TO
                                                      PUBLIC              COMMISSIONS(1)            COMPANY(2)
--------------------------------------------------------------------------------------------------------------------
Per Share...................................            $                       $                       $
--------------------------------------------------------------------------------------------------------------------
Total(3)....................................            $                       $                       $
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated
    at $          .

(3) The Company has granted the Underwriters a 30-day option to purchase up to
    an aggregate of                additional Common Shares on the same terms as
    set forth above solely to cover over-allotments, if any. If such option is exercised in full, then the total Price to Public, Underwriting Discounts
    and Commissions, and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                               ------------------

     The Common Shares are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Common Shares offered hereby will be available for delivery at the offices of McDonald &
Company Securities, Inc., Cleveland, Ohio, on or about             , 1998.
MCDONALD & COMPANY
             SECURITIES, INC.

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                                                   MORGAN KEEGAN & COMPANY, INC.
                                           , 1998

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three quarters of each year containing unaudited interim financial information.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information presented in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

     Unless the context indicates or otherwise requires, references in this Prospectus to "swimming pools" or "pools" shall mean residential, in-ground swimming pools, and references to "swimming pool industry" or "industry" shall mean the swimming pool design, installation and renovation industry.

                                  THE COMPANY

     The Company is the largest installer of concrete swimming pools in the United States. Through its network of 39 sales offices serving 15 states, the Company believes it has achieved the leading market share in 15 of the 24 major metropolitan areas it serves. As the successor to the respective businesses of Sylvan Pools (founded in Pennsylvania in 1946) and Anthony Pools (founded in California in 1947), the Company has a referral base of over 300,000 customers and a depth of experience and expertise that is unmatched in the industry. These factors, together with the Company's national reputation for quality, volume purchasing ability and innovative sales techniques have enabled the Company to establish a significant presence in each of its current geographic markets while positioning itself for continued expansion into new markets through internal growth and selective acquisitions.

     The majority of the Company's pools range in price from $14,500 to $36,500. Historically, the Company's sales have been seasonally strongest in the second and third quarters and weakest in the first quarter. The Company built approximately 4,100 pools in 1997 and 2,300 pools during the first half of 1998. On a pro forma basis, after giving effect to the January 1998 Tango Acquisition (defined below) for 1997 and the August 1998 Andrews Acquisition (defined below) for 1997 and for the first half of 1998, the number of pools installed by the Company during such periods would have been approximately 6,200 and 2,900, respectively.

     According to the National Spa & Pool Institute, the total number of swimming pools installed annually in the United States has grown from 121,000 in 1994 to 160,000 in 1997, a 9.8% compound annual growth rate. In each of these years, the percentage of swimming pools installed using formative structures made of concrete, vinyl liners and pre-molded fiberglass has remained relatively constant and in 1997 represented 68.8%, 28.7% and 2.5%, respectively, of total swimming pools installed. While other sectors of the swimming pool business (such as manufacturing, distribution and retailing of pool products and equipment) have undergone significant consolidation in recent years, the industry has remained highly fragmented. The Company estimates that in 1997, the top ten concrete swimming pool installation companies installed approximately 18,600 such pools, accounting for 16.9% of all concrete swimming pool installations and 11.6% of all swimming pool installations in the United States that year. The Company believes that on a nationwide basis, it has the leading share of both the concrete swimming pool market and the total swimming pool market, with an estimated 5.6% share of the concrete pool market and an estimated 3.9% share of the total pool market.

COMPETITIVE STRENGTHS

     The Company attributes its strong competitive position in the swimming pool installation industry to, among other things:

     Size, National Presence and Leading Market Share. The Company believes its size, national presence and leading market share enable it, among other things, to (i) benefit from operating efficiencies and maximize productivity, (ii) attract, develop and retain the highest quality employees and independent contractors and invest in state-of-the-art equipment, (iii) temper the effects of cyclical and economic downturns and unseasonable weather through a diversified geographic presence, (iv) implement national marketing strategies and support a centralized management team and (v) attract desirable acquisition candidates.

     Industry Expertise. The Company believes its craftsmen are among the most skilled and experienced in the industry. As a result of, among other things, its longevity in the business, significant volume of work and willingness to provide financing for equipment purchases by subcontractors, the Company has forged significant relationships with the craftsmen who perform its pool installation and renovation work. These relationships, which in some cases include several generations from the same family, have enabled the Company to negotiate favorable arrangements with such craftsmen and, together with national recruiting and apprenticeship training, have enabled the Company to maintain a stable supply of skilled labor. In addition to its experienced labor base, the Company has a senior management team that has, on average, 14 years of experience in the swimming pool industry.

     Reputation and Name Recognition. As a result of the Company's size, history and strong commitment to customer satisfaction, the Company believes "Anthony & Sylvan" has become one of the most recognized names in the industry and a symbol of quality among consumers. The Company's name recognition and reputation should permit the Company to establish relationships with national home builders and other referral sources that wish to be associated with the Company's brand.

     Innovative Sales and Marketing Approach. The Company's experienced sales designers and substantial investments in training and technology provide it with significant advantages over competitors that have less qualified sales personnel and/or utilize less sophisticated sales methods. All sales designers complete an intensive one-month training program upon joining the Company and receive periodic skills training throughout their careers. The introduction of the laptop computer as a selling tool in recent years has significantly enhanced the quality and professionalism of the Company's in-home sales presentations. This technology enables sales designers to utilize pre-programmed informational displays and pricing worksheets to educate customers and make sales visits more interactive, informative and successful.

GROWTH STRATEGY

     The Company believes that its competitive strengths provide a platform for profitable expansion. The Company's growth strategy includes the following components:

     Open New Sales Offices. The Company intends to open new sales offices in existing markets where it believes it can enhance its current market share and in new markets where its competitive strengths will permit it to achieve a leading market share position. The Company has currently identified over 30 markets that meet its development or expansion criteria and intends to assess these areas further to pinpoint the most attractive locations for new sales offices and the best strategy for opening such offices. The Company believes the most significant expansion opportunities may be found in certain sunbelt regions and on the eastern seaboard in areas where the Company has little or no current presence. Since January 1, 1997, the Company has opened eight new sales offices.

     Pursue Acquisitions. The Company believes that it is well positioned to make acquisitions of high quality pool installation companies in the fragmented pool installation industry. As with its internal growth strategy, the Company intends to pursue acquisition candidates in the markets it has targeted for expansion. In keeping with this approach, in January 1998, the Company, which was already the leading pool installer in Las Vegas, acquired substantially all of the assets of Tango Pools, Inc., a leading pool installation company in Las Vegas (the "Tango Acquisition"). In addition, in August 1998, the Company acquired substantially all of the assets of Pools by Andrews, Inc., one of the largest pool installation companies in Florida (the "Andrews Acquisition"). See "-- Recent Developments."

     Develop Relationships with National and Regional Home Builders. As the largest of the national pool installers, the Company is well positioned to develop relationships with both national and regional home builders. The Company currently has relationships with homebuilders in certain markets that enable it to serve as their exclusive pool installation company. In new housing developments, the cost of the pool is typically included in the homeowner's first mortgage, and as such, the Company is paid at closing, after the pool has been completely installed. The Company believes that its ability to forego progress payments on a pool installation and accept a one-time payment at the time of the loan closing provides it with a competitive advantage over smaller companies seeking to provide similar services to large homebuilders. The Company believes that significant opportunities exist to develop and expand upon relationships with national and regional homebuilders in the future.

     Expand Pool Renovation Business. There are currently over three million swimming pools in the United States. The Company's experience indicates that pool owners seek renovation services when their pools need repair or when they want to upgrade certain features of the pool such as equipment, tile, lighting or plaster. Renovations are typically done in the early spring or late fall which, to some extent, reduces the seasonal nature of the business. Since 1993, the Company has been marketing its renovation services to its past installation customers in selected markets. This strategy has contributed to an increase in revenues from renovations from $0.8 million in 1993 to $7.9 million in 1997. The Company maintains a separate sales and marketing staff of 20 people responsible for its renovation business and intends to expand its marketing efforts to include an even wider base of pool owners in new and existing markets.

     The Company is an Ohio corporation with its principal executive offices located at 220 Park Drive, Chardon, Ohio 44024, and its telephone number is
(440) 285-SWIM, or (440) 285-7946. The Company's internet homepage is located at www.anthony-sylvan.com.

RELATIONSHIP WITH ESSEF

     The Company is an indirect, wholly owned subsidiary of Essef. Upon
completion of this Offering, Essef will beneficially own                Common
Shares, representing      % of the Common Shares then outstanding (     % if the
Underwriters' over-allotment option is exercised in full). Unless and until the Double Spin-Off is completed, Essef will retain control of the Company. Such control will include the ability to determine any corporate action requiring approval of holders of the Common Shares (including the election of the entire Board of Directors of the Company) without the approval of the other shareholders of the Company. Currently, all three of the Company's current directors are executive officers and/or directors of Essef.

     In connection with this Offering, the Company intends to execute and deliver a revolving credit promissory note to, and enter into a series of agreements with, Essef that will govern certain aspects of their relationship subsequent to this Offering. It is anticipated that the Company will utilize the proceeds of the Offering to reduce the intercompany debt the Company owes Essef in connection with, among other things, the May 1997 acquisition of the assets and business of Anthony and Sylvan Pools, Inc. ("Original Anthony and Sylvan"). As of June 30, 1998, the Company's obligations to Essef totaled approximately $26.7 million. See "Risk Factors -- Relationship with Essef; Absence of History as a Stand-Alone Company," "Relationship between the Company and Essef" and "Principal Shareholder."

RECENT DEVELOPMENTS

     On August 26, 1998, the Company completed the Andrews Acquisition. Pools by Andrews, Inc., with annual sales of approximately $27.0 million for the year ended December 31, 1997, is one of the largest installers of concrete swimming pools in Florida and installed approximately 1,500 pools in 1997. The Company believes that the Andrews Acquisition will facilitate its entry into six new Florida markets (Fort Myers, Fort Lauderdale, Jacksonville, Miami, Palm Beach and Tampa), and augment its presence in the Orlando market. In addition, Edward Andrews, the founder and President of Pools by Andrews, Inc. has joined the Company as a Vice President with primary responsibility for the Company's Florida operations.

                                  THE OFFERING

Common Shares offered......................................            shares
Common Shares to be outstanding after the Offering.........            shares(1)
Use of proceeds............................................  To repay certain existing indebtedness.
                                                             See "Use of Proceeds."
Proposed Nasdaq National Market Symbol.....................  SWIM

---------------

(1) Excludes 1,000,000 Common Shares reserved for issuance under the Company's 1998 Long-Term Incentive Plan and additional Common Shares which may be issued to Stuart D. Neidus, the Company's Chairman, Chief Executive Officer and Chief Financial Officer, and Thomas B. Waldin, a Director of the Company, in substitution for certain of their respective Essef stock options. See "Management -- Stock Options" and "Management -- 1998 Long-Term Incentive Plan." If the Underwriters' over-allotment option is exercised in
    full, then the Company will have                Common Shares outstanding
    upon consummation of the Offering. See "Shares Eligible for Future Sale."

                                    RISK FACTORS

     The Common Shares offered hereby involve a high degree of risk. See "Risk Factors."

               SUMMARY OF HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical and pro forma operating results, balance sheet and operating data of the Company. The summary historical financial data for the years ended December 31, 1995 and 1996 were derived from the Audited Financial Statements of Original Anthony and Sylvan prior to the Company's May 1997 acquisition of substantially all of the assets of Original Anthony and Sylvan ("Original A&S Acquisition"). The summary pro forma data for the year ended December 31, 1997 and the six months ended June 30, 1997 give effect to the Original A&S Acquisition and the Offering as if they had occurred on January 1, 1997. The summary financial data as of and for the six months ended June 30, 1998 have been derived from the Unaudited Financial Statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or for any future period. The summary pro forma data as of and for the six months ended June 30, 1998 and latest 52-week period ("LTM") ended June 30, 1998 give effect to the Offering as if it occurred on January 1, 1998 and July 1, 1997, respectively. The summary pro forma balance sheet data give effect to the Offering as if it had occurred as of June 30, 1998. The data presented below should be read in conjunction with the Financial Statements and the related notes thereto included elsewhere herein, the other financial information included elsewhere herein, the "Unaudited Pro Forma Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                ORIGINAL A&S                                 THE COMPANY
                             ------------------   -----------------------------------------------------------------
                                                                 PRO FORMA                  PRO FORMA
                                 YEAR ENDED        PRO FORMA     SIX MONTHS   SIX MONTHS    SIX MONTHS    PRO FORMA
                                DECEMBER 31,       YEAR ENDED      ENDED        ENDED         ENDED       LTM ENDED
                             ------------------   DECEMBER 31,    JUNE 30,     JUNE 30,      JUNE 30,     JUNE 30,
                              1995     1996(1)     1997(2)(3)    1997(2)(3)      1998        1998(3)       1998(3)
                             -------   --------   ------------   ----------   ----------   ------------   ---------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING RESULTS:
Net sales..................  $58,569   $112,167     $127,712      $58,257      $70,455       $70,455      $139,910
Cost of sales..............   42,454     82,018       93,105       42,788       50,597        50,597       100,914
                             -------   --------     --------      -------      -------       -------      --------
Gross profit...............   16,115     30,149       34,607       15,469       19,858        19,858        38,996
Selling expenses...........    9,373     18,875       19,651        9,669       11,439        11,439        21,421
Administrative expenses....    5,695      9,049       10,378        5,800        5,632         6,032        10,610
                             -------   --------     --------      -------      -------       -------      --------
Total operating expenses...   15,068     27,924       30,029       15,469       17,071        17,471        32,031
                             -------   --------     --------      -------      -------       -------      --------
Income/(loss) from
  operations...............    1,047      2,225        4,578           --        2,787         2,387         6,965
Interest and other
  expense..................      101        354          217           99        1,026           245           363
                             -------   --------     --------      -------      -------       -------      --------
Income/(loss) before
  taxes....................      946      1,871        4,361          (99)       1,761         2,142         6,602
Income taxes
  expense/(benefit)........      342        704        1,631          (36)         675           812         2,479
                             -------   --------     --------      -------      -------       -------      --------
Net income/(loss)..........  $   604   $  1,167     $  2,730      $   (63)     $ 1,086       $ 1,330      $  4,123
                             =======   ========     ========      =======      =======       =======      ========
Pro forma weighted average
  shares outstanding basic
  and diluted(4)...........
Pro forma net income per
  share basic and
  diluted(4)(5)............
BALANCE SHEET DATA:
Working capital............                                                    $   879       $(5,871)     $ (5,871)
Total assets...............                                                     51,402        51,402        51,402
Total debt.................                                                     27,416         7,416         7,416
Equity.....................                                                      5,639        25,639        25,639
OPERATING DATA:
Number of pools
  installed................    2,209      3,803        4,112        1,812        2,262         2,262         4,562

---------------

(1) In March 1996, Original Anthony and Sylvan acquired the assets of Anthony Pools. This acquisition was accounted for as a purchase, and, accordingly, the results of operations of Anthony Pools are included in Original Anthony and Sylvan's financial statements from the date of acquisition. As a result, period to period comparisons are not necessarily meaningful.
(2) The acquisition of the assets of Original Anthony and Sylvan by the Company in May 1997 was accounted for as a purchase, with the purchase price being allocated to the assets and liabilities based on the estimated fair value thereof as of the date of the Original A&S Acquisition. The pro forma financial data for 1997 gives effect to the Original A&S Acquisition as if it had occurred as of January 1, 1997.
(3) Pro forma for the reduction of indebtedness with the proceeds of the Offering and the addition of estimated stand-alone public company administrative expenses to be incurred by the Company following the Offering.
(4) Does not include options to purchase Essef Shares held by officers and directors of the Company which may be substituted by stock options relating to the Company's Common Shares at the date of the Double Spin-Off. See "Management -- Stock Options" for a description of the stock option substitution methodology.
(5) Historical net income per share has not been presented as it would not be
    meaningful because on           , 1998, the Company declared a
    for             stock split of its Common Shares.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve a number of risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation, the risk factors discussed below as well as the risks discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Shares offered hereby.

GENERAL ECONOMIC CONDITIONS

     The Company believes that the swimming pool industry is strongly influenced by general economic conditions and tends to experience periods of decline during economic downturns. Because the majority of the Company's pool installations are financed, pool sales are particularly sensitive to interest rate fluctuations and the availability of credit. The industry may experience sustained periods of declining sales in the future, and such a decline could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO THE COMPANY'S GROWTH STRATEGY

     The Company's business has experienced substantial growth in recent years, resulting in significant changes in the size, scope and geographic distribution of the Company's operations. The Company's business model contemplates a continued process of aggressive and rapid growth through acquisitions and internal expansion. There can be no assurance that the Company will be successful in identifying, attracting or acquiring acquisition candidates or in identifying opportunities for internal growth. On the other hand, if the Company experiences a rapid pace of acquisitions, there can be no assurance that the Company will be able to integrate its acquisitions and manage future growth without substantial costs, delays or other problems.

     The Company may not be able to anticipate all of the changing demands that future growth will impose on its management personnel, operational and management information systems and financial systems. Internal expansion into new markets and the integration of the operations of newly acquired companies may lead to diversion of management attention from other ongoing business concerns. The Company may seek to recruit additional managers to oversee internal expansion and supplement the management of the acquired companies but may have difficulty recruiting additional managers with the skills necessary to operate successfully in new markets or enhance the management of the acquired companies. In addition, the Company may be unable to retain sales people and other key employees of acquired companies.

     There can be no assurance that new operations or acquired companies will achieve targeted sales and profitability levels or that the Company will recognize the efficiencies or synergies expected from such growth. The cost of expansion and the integration of new operations could have an adverse effect on short-term operating results. With regard to acquisitions, such costs could include, among other things, severance payments to employees of acquired companies, restructuring charges, expenses associated with a change of control and non-recurring acquisition costs such as accounting and legal fees, investment banking fees and recognition of transaction-related obligations. Any or all of the factors described in this section could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

AVAILABILITY OF ACQUISITION FINANCING; FUTURE CAPITAL NEEDS

     The Company may choose to finance future acquisitions by using shares of its capital stock for all or a portion of the consideration to be paid. Unless and until the completion of the Double Spin-Off, the number of Common Shares available for this purpose may be limited by the federal tax requirement that the Essef Group retain at least 80% of the total voting power and value of the Company in order to include the Company in its consolidated federal income tax group. The issuance of additional equity securities for use as acquisition currency or otherwise will result in a reduction of the percentage ownership of the then current shareholders of the

Company and such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Shares offered hereby. In the event the Common Shares do not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Shares as part of the consideration for the sale of their businesses, the Company would be required to use more of its cash resources, if available, in order to initiate and maintain its acquisition program. In such instance, if the Company is unable to generate or otherwise obtain sufficient cash resources on acceptable terms, its growth could be limited.

     The Company intends to apply the proceeds of this Offering to reduce its debt to Essef and, as such, is not relying upon such proceeds to provide cash for its acquisition program and other liquidity requirements. Cash generated during the last three quarters of the year is expected to be sufficient to meet the Company's short-term working capital requirements. As an additional source of short-term liquidity and acquisition financing, the Company expects to be able to borrow funds from Essef pursuant to a revolving credit promissory note ("Revolving Note") to be executed by the Company and delivered to Essef following the completion of the Offering. However, Essef is not legally obligated to provide financing to the Company pursuant to such Revolving Note and may, for reasons not relating to the Company, be unwilling or otherwise unable, under the terms of its bank credit facility (of which the Company is a guarantor), to extend new loans to the Company in the future. Terms of Essef's credit facility that could limit Essef's willingness or ability to make loans to the Company include limits on aggregate borrowings and affirmative and negative covenants. In addition, Essef has other subsidiaries to which it may extend loans thereby reducing the funds it has available to loan to the Company. Because the Revolving Note will become immediately due and payable and all new borrowing thereunder will cease upon the consummation of the Double Spin-Off, the Company may need to rely upon other sources, such as public and private debt and equity financing, to meet its long-term liquidity requirements. The inability of the Company to obtain financing from Essef could materially adversely affect the Company's growth strategy in the short-term. The inability of the Company to secure alternate sources of financing on acceptable terms following the Double Spin-Off could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that necessary financing will be available on terms favorable to the Company, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELATIONSHIP WITH ESSEF; ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

     Following the Offering, unless and until the Double Spin-Off is effected,
the Essef Group will own      % of the outstanding Common Shares of the Company
(     % if the Underwriters' over-allotment option is exercised in full). As a result, Essef will be able to elect the entire Board of Directors of the Company and control the business and affairs of the Company, including any determinations with respect to mergers or other combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of additional Common Shares or other equity securities by the Company and the payment of dividends with respect to the Common Shares. Similarly, Essef will have the power to determine matters submitted to a vote of the Company's shareholders, will have the power to delay, defer or prevent a change in control of the Company and could take other actions that might be favorable to Essef but not to the shareholders of the Company generally. In addition, as of the date of this Prospectus, all three of the Company's current directors, including its Chairman and Chief Executive Officer, are executive officers or directors of Essef. The performance by these persons of their duties to the Essef Group companies may give rise to conflicts of interest and conflicting demands on the amount of time these individuals will have available for the Company's affairs. There can be no assurance that any such conflicts will be resolved in the Company's favor. See
"Management -- Directors, Executive Officers and Key Employees" and "Relationship between the Company and Essef."

     The Essef Group could decide to sell or otherwise dispose of all or a portion of its Common Shares at some future date, and there can be no assurance that, in any transfer by the Essef Group of its controlling interest in the Company, any other holders of Common Shares will be allowed to participate in such transaction or will realize any premium with respect to their Common Shares. Sales or distributions by the Essef Group of substantial amounts of Common Shares in the public market could adversely affect prevailing market prices for the Common Shares.

     This Offering is expected to provide several significant benefits to Essef and its shareholders, including the establishment of a public market for the Common Shares retained by Essef and the creation of an opportunity to accomplish the Double Spin-Off. Although the Double Spin-Off is expected to increase the liquidity of the Common Shares, there can be no assurance that it will result in any benefit to shareholders of the Company or will have a positive impact on the market for the Common Shares. Essef is under no obligation to effect the Double Spin-Off and has informed the Company that there is a possibility that it will pursue other alternatives in the event it is unable to obtain a favorable tax ruling from the Internal Revenue Service regarding the tax free nature of the Double Spin-Off. See "Relationship between the Company and Essef" and "Shares Eligible for Future Sale."

     Essef currently provides certain financial, risk management, tax, employee benefits, legal and management services to the Company, for which all specifically identifiable charges for such services are reflected in the Company's financial statements. The Company's short-term business, operating results and financial condition could be adversely affected by a sudden reduction or discontinuation of such services from Essef. The Company intends to execute and deliver the Revolving Note to, and enter into a series of agreements with, Essef for the purpose of facilitating the Company's transition to an independent public company. However, there can be no assurance that the Company will be able to manage this transition or to develop these independent resources without interruption to its business. Except as otherwise described in this Prospectus, Essef has no obligation to provide these services to the Company. See "Relationship between the Company and Essef." The Company's financial results as a subsidiary of Essef may not be representative of what the Company's results of operations and financial condition would have been had the Company been a separate, stand-alone public company during the periods presented and may not be indicative of the future results of operations or financial condition of the Company. See "-- Availability of Acquisition Financing; Future Capital Needs."

SEASONALITY AND WEATHER

     Although the Company expects to reduce the seasonality of its sales over time by expanding both its presence in the sunbelt regions and its renovation business, at present the Company's business remains highly seasonal. Historically, approximately 70% of the Company's net sales have been generated in the second and third quarters of the year, the peak season for swimming pool installation and use. Moreover, the Company typically incurs net losses during the first quarter of the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations." Unseasonably cold weather or extraordinary amounts of rainfall during the peak sales season can significantly reduce pool purchases and disrupt installation schedules, thereby adversely affecting sales and operating profit.

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Shares. Although the Company has applied to have the Common Shares approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop for the Common Shares or, if one does develop, that it will be maintained. The initial public offering price of the Common Shares will be negotiated between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Shares after the Offering. See "Underwriting." The market price of the Common Shares could be highly volatile, fluctuating in response to factors such as changes in the economy or the financial markets, variations in the Company's operating results, failure to achieve earnings consistent with analysts' estimates, announcements of new services or market expansions by the Company or its competitors, and developments relating to regulatory or other issues affecting the swimming pool industry. In addition, the domestic stock exchanges and systems generally have experienced and are likely in the future to experience significant price and volume fluctuations which could adversely affect the market price of the Common Shares without regard to the Company's operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Common Shares in the public market following the Offering could have an adverse effect on prevailing market prices
of the Common Shares. After the Offering, the                shares
(               shares if the Underwriters' over-allotment option is exercised in full)
offered hereby will be freely tradable without restriction, while approximately
               additional shares, (               shares if the Underwriters'
over-allotment option is exercised in full) will be eligible for sale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"), subject to certain volume and other limitations. However, Essef and other affiliates of the Company, which upon the completion of the Offering will beneficially own an
aggregate of approximately                Common Shares, have agreed with the
Underwriters not to sell any of their shares for a period of 90 days from the date of this Prospectus without the prior consent of the Representatives; provided, however, that, within that 90-day period, the Essef Group may effect the Double Spin-Off. If the Double Spin-Off is completed, all Common Shares will be freely tradable except for any Common Shares that are held by affiliates of the Company or that are otherwise subject to the restrictions of Rule 144. See "Shares Eligible for Future Sale."

COMPETITION AND NEW MARKET ENTRANTS

     The swimming pool design, installation and renovation business is highly fragmented. The Company estimates that in 1997, the top ten concrete swimming pool installation companies' combined share of the concrete swimming pool market was 16.9%. Like others in its industry, the Company competes generally with sellers of luxury items such as boats and other leisure products for a share of consumers' disposable income. The Company faces competition within its industry from many regional and independent pool builders. While the Company believes that its size, national presence and leading market share have enabled it to achieve certain operating, marketing and administrative efficiencies which may discourage new competitors from entering into its markets, there can be no assurance that the Company will not encounter substantial competition from new market entrants. Within a particular market, some of the Company's competitors may be significantly larger and may have greater name recognition and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete effectively against such competitors in the future. See "Business -- Competition."

DEPENDENCE UPON KEY PERSONNEL

     The Company is dependent to a substantial extent upon the continuing efforts and abilities of its executive officers. Furthermore, the Company may be dependent upon the senior management of any business acquired in the future. If any of the Company's key personnel become unable to continue in their present roles, or if the Company is unable to attract and retain other qualified employees, the Company's business and prospects could be adversely affected. Although the Company has entered into employment agreements with three of its executive officers and key employees, there can be no assurance that any individual will continue in his present capacity with the Company for any particular period of time. The Company does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management.

     For an interim period (not expected to exceed 18 months), Mr. Neidus will continue to be employed by Essef and may spend up to 40% of his time on Essef matters. There can be no assurance that Mr. Neidus' responsibilities to Essef will not result in a conflict of interest or otherwise detract from his ability to perform adequately all of his duties to the Company. See
"Management -- Executive Compensation" and "Relationship between the Company and Essef."

ANTI-TAKEOVER EFFECT

     Certain Ohio legislation applicable to the Company may delay, deter or prevent a tender offer or takeover attempt for the Company. In addition, certain provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Regulations which the Company will cause to become effective prior to the sale of the Common Shares offered hereby may be deemed to have anti-takeover effects which could delay, deter or prevent a tender offer or takeover attempt. While the Board of Directors of the Company (the "Board of Directors") believes that these provisions will have a positive effect on long-term shareholder value, there can be no assurance that such provisions would not at some point in time, depending on market and other conditions, adversely affect the market price for the Common Shares. In addition, the Company will be authorized to issue 1,000,000 preferred shares in one or more series, having terms fixed by the Board of Directors without shareholder vote, including dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Shares. Issuance of these shares could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such preferred shares. For a description of the Common Shares and a discussion of possible effects of certain provisions of the Company's organizational documents, see "Description of Capital Stock."

SUBSTANTIAL DILUTION

     Purchasers of the Common Shares offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares. See "Dilution."

EFFECT OF YEAR 2000

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming century change in the year 2000. Moreover, these programs often are highly dependent upon historical or dynamic financial and other data that, based on the programs' inability to distinguish between the year 2000 and other century-end years, could be misreported or misinterpreted and cause significant resulting errors. If not corrected, many computer applications could fail when processing year 2000 data.

     The Company's own operations are not highly dependent on computerized recordkeeping, financial reporting or other systems. However, some of the Company's vendors and other third parties with which the Company conducts business may use computer systems that may be adversely affected by year 2000-related programming errors. Although the Company is evaluating its computer systems and is endeavoring to identify and correct any year 2000-related problems, there can be no assurance that all such problems will, in fact, be identified and corrected by the Company or third parties. In addition, the Company's business may be adversely affected if the Company or other organizations with which the Company does business are unsuccessful in completing in a timely manner the conversion to applications that can process year 2000 dates. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Year 2000 Matters".

FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include statements regarding the Company's growth strategy, marketing plans, expectations concerning relevant markets, financial projections and planned use of proceeds. Actual results could differ from those projected in any forward-looking statements. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements, or to update the reasons actual results may differ from those projected in the forward-looking statements. Numerous factors, including without limitation factors mentioned in this "Risk Factors" section, many of which are beyond the control of management of the Company, could cause future results to differ substantially from those contemplated in such forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the                Common
Shares offered hereby (assuming an offering price of $     per share, and after
deducting estimated underwriting discounts and commissions and offering
expenses) are estimated to be approximately $20.0 million ($          million if
the Underwriters' over-allotment option is exercised in full).

     It is anticipated that the Company will utilize the proceeds of the Offering to reduce the intercompany debt the Company owes Essef in connection with, among other things, the Company's May 1997 acquisition of the assets and business of Original Anthony and Sylvan. As of June 30, 1998, the Company's obligations to Essef totaled approximately $26.7 million. The Company's indebtedness to Essef bears interest at a rate of 7.5% per annum and is payable on demand. The balance of the indebtedness to Essef remaining after the Offering and the application of the net proceeds therefrom will be evidenced by the Revolving Note.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends to holders of its Common Shares and does not anticipate paying any cash dividends in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions, the terms of its credit facility and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June
30, 1998 on an actual and adjusted basis after giving effect to (i) the      for
     stock split of the Common Shares, (ii) the sale of the           Common
Shares offered hereby at an assumed initial public offering price of $     per
share, (iii) the application of the estimated net proceeds of $20.0 million as described under "Use of Proceeds" and (iv) the effectiveness of the Revolving Note between the Company and Essef. This table should be read in conjunction with the Company's Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                  JUNE 30, 1998
                                                              ----------------------
                                                                             AS
                                                              ACTUAL      ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
Current maturities of long-term debt........................  $   286      $   286
Current portion of the Revolving Note.......................        0        6,750
                                                              -------      -------
          Total current debt................................      286        7,036
Long-term debt..............................................      380          380
Intercompany advance from Essef.............................   26,750            0
Shareholders' equity:
  Preferred shares (1,000,000 shares authorized; no shares
     outstanding)...........................................        0            0
  Common Shares, no par value (49,000,000 shares authorized,
     100 shares outstanding actual,      as adjusted)(a)....        0       20,000
  Retained earnings.........................................    5,639        5,639
                                                              -------      -------
          Total shareholders' equity........................    5,639       25,639
                                                              -------      -------
          Total capitalization..............................  $33,055      $33,055
                                                              =======      =======

---------------

(a) Excludes 1,000,000 Common Shares reserved for issuance under the 1998 Long-Term Incentive Plan.
    See "Management -- 1998 Long-Term Incentive Plan" and additional Common Shares which may be issued to Messrs. Neidus and Waldin in substitution for certain of their respective Essef stock options.
    See "Management -- Stock Options."

                                    DILUTION

     At June 30, 1998, the net book value of the Common Shares was $5,639,000, or $56,390 per share. Net book value per share is determined by dividing net book value (assets less liabilities and redeemable preferred shares) by the number of outstanding Common Shares. At such date, the net tangible book value of the Common Shares was negative $18,518,000, or negative $185,180 per share. Net tangible book value per share is determined by dividing net tangible book value (tangible assets less liabilities and redeemable preferred shares) by the number of outstanding Common Shares.

     After giving effect to the sale of the Common Shares offered hereby at an
assumed public offering price of $     per share and after deducting assumed
underwriting discounts and commissions and estimated offering expenses, the pro forma net book value per Common Share and pro forma net tangible book value per
Common Share would have been $          and $          , respectively. This
represents an immediate increase to the existing shareholder in net book value
of $     per Common Share and in tangible net book value of $     per Common
Share, and an immediate dilution to new investors in net book value of $     per
Common Share and in tangible net book value of $     per Common Share. The
following table illustrates the dilution in net tangible book value per share:

Assumed initial public offering price per share.............    $
Net tangible book value per share before the Offering.......
Increase in net tangible book value per share attributable
  to new investors..........................................
Pro forma net tangible book value per share after the
  Offering..................................................
Dilution per share to new investors.........................    $
                                                                ====

     If the Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per share to the existing shareholder will
be $     per share and the dilution per share to new investors will be $     .

     Based on the same assumptions utilized in the foregoing table, the following table summarizes, on a pro forma basis as of June 30, 1998, the difference between the number of Common Shares purchased from the Company, the aggregate consideration paid and the average price per Common Share paid by the existing shareholder and by new investors (based upon an assumed initial
offering price of $     per share for new investors):

                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                        --------------------    -------------------    AVERAGE PRICE
                                         NUMBER      PERCENT     AMOUNT     PERCENT      PER SHARE
                                        ---------    -------    --------    -------    -------------
Existing Shareholder(1)(2)............                     %    $                 %       $
New Investors(1)......................                                                    $
                                        ---------     -----     --------     -----
          Total.......................                     %    $                 %
                                        =========     =====     ========     =====

---------------

(1) If the Underwriters' over-allotment option is exercised in full, then the percentage of shares held by the existing shareholder will be reduced to
        % of the total number of Common Shares to be outstanding after the Offering, and the percentage of shares held by new investors will increase
    to     % of the total number of Common Shares to be outstanding after the
    Offering. See "Principal Shareholder."

(2) Excludes 1,000,000 Common Shares reserved for issuance under the 1998 Long-Term Incentive Plan. See "Capitalization" and "Management -- 1998 Long-Term Incentive Plan" and additional Common Shares which may be issued to Messrs. Neidus and Waldin in substitution for certain of their respective Essef stock options. See "Management -- Stock Options." It is not possible to specify how many Common Shares will be subject to such Company Options at the time of the Double Spin-Off because, among other things, it is not known how many unexercised and outstanding Essef Options will be held by Messrs. Waldin and Neidus immediately prior to the completion of the Double Spin-Off. If Company Options are exercised, further dilution to new investors will occur.

                         SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical operating results and balance sheet data of the Company. The selected historical financial data as of and for the years ended December 31, 1993 and 1994 were derived from the Unaudited Financial Statements of Original Anthony and Sylvan prior to the Original A&S Acquisition. The selected historical financial data as of and for the years ended December 31, 1995 and 1996 and the four months ended April 30, 1997 were derived from the Audited Financial Statements of Original Anthony and Sylvan prior to the Original A&S Acquisition. The selected historical financial data as of and for the eight months ended December 31, 1997 have been derived from the Audited Financial Statements of the Company. The selected financial data for the two months ended June 30, 1997 and as of and for the six months ended June 30, 1998 have been derived from the Unaudited Financial Statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or for any future period. The data presented below should be read in conjunction with the Financial Statements and the related notes thereto included elsewhere herein, the other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  ORIGINAL A&S                                       THE COMPANY
                             -------------------------------------------------------   ----------------------------------------
                                                                      FOR THE PERIOD   FOR THE PERIOD
                                                                        JANUARY 1,         MAY 1,       TWO MONTHS   SIX MONTHS
                                    YEARS ENDED DECEMBER 31,             1997 TO          1997 TO         ENDED        ENDED
                             --------------------------------------     APRIL 30,       DECEMBER 31,     JUNE 30,     JUNE 30,
                              1993      1994      1995     1996(1)         1997           1997(2)        1997(2)        1998
                             -------   -------   -------   --------   --------------   --------------   ----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING RESULTS:
Net sales..................  $43,639   $56,418   $58,569   $112,167      $ 28,883         $98,829        $29,374      $70,455
Cost of sales..............   30,621    40,899    42,454     82,018        22,291          70,814         20,497       50,597
                             -------   -------   -------   --------      --------         -------        -------      -------
Gross profit...............   13,018    15,519    16,115     30,149         6,592          28,015          8,877       19,858
Selling expenses...........    7,288     8,662     9,373     18,875         6,073          13,578          3,596       11,439
Administrative expenses....    4,404     4,876     5,695      9,049         3,980           5,598          1,420        5,632
                             -------   -------   -------   --------      --------         -------        -------      -------
Total operating expenses...   11,692    13,538    15,068     27,924        10,053          19,176          5,016       17,071
                             -------   -------   -------   --------      --------         -------        -------      -------
Income/(loss) from
  operations...............    1,326     1,981     1,047      2,225        (3,461)          8,839          3,861        2,787
Interest and other
  expense/(income).........       15       (15)      101        354           303           1,637            387        1,026
                             -------   -------   -------   --------      --------         -------        -------      -------
Income/(loss) before
  taxes....................    1,311     1,996       946      1,871        (3,764)          7,202          3,474        1,761
Income taxes
  expense/(benefit)........      470       725       342        704        (1,350)          2,649          1,251          675
                             -------   -------   -------   --------      --------         -------        -------      -------
Net income/(loss)(3).......  $   841   $ 1,271   $   604   $  1,167      $ (2,414)        $ 4,553        $ 2,223      $ 1,086
                             =======   =======   =======   ========      ========         =======        =======      =======
                                                                                                                     JUNE 30,
BALANCE SHEET DATA:             1993      1994      1995       1996                          1997                        1998
                             -------   -------   -------   --------                       -------                     -------
Working capital............  $   105   $    99   $  (156)  $ (3,636)                      $     8                     $   879
Total assets...............    5,746     8,722     8,721     20,658                        42,620                      51,402
Total debt.................       --       881       949      9,790                        24,638                      27,416
Equity.....................    2,002     2,360     1,943     (3,402)                        4,553                       5,639

---------------

(1) In March 1996, Original Anthony and Sylvan acquired the assets of Anthony Pools. This acquisition was accounted for as a purchase, and, accordingly, the results of operations of Anthony Pools are included in Original Anthony and Sylvan's financial statements from the date of acquisition. As a result, period to period comparisons are not necessarily meaningful.

(2) The acquisition of the assets of Original Anthony and Sylvan by the Company in May 1997 was accounted for as a purchase, with the purchase price being allocated to the assets and liabilities based on the estimated fair value thereof as of the date of the Original A&S Acquisition.

(3) Historical net income per share has not been presented as it would not be
    meaningful because on           , 1998, the Company declared a
    for             stock split of its Common Shares.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following Unaudited Pro Forma Financial Data have been derived by the application of pro forma adjustments to the Company's historical financial data included elsewhere herein. The Unaudited Pro Forma Statements of Income for the periods presented give effect to the Offering as if it were consummated as of the beginning of the earliest period presented. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Financial Data do not purport to represent what the Company's results of operations actually would have been if the Offering had been consummated on the date indicated, or what results will be for any future period. The Unaudited Pro Forma Financial Data should be read in conjunction with the financial statements and the related notes thereto included elsewhere herein and "Use of Proceeds."

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1998

                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
                                                                     (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE DATA)
Net sales................................................     $70,455                      $70,455
Cost of sales............................................      50,597                       50,597
                                                              -------                      -------
  Gross profit...........................................      19,858                       19,858
Selling and administrative expenses......................      17,071         $ 400(a)      17,471
                                                              -------         -----        -------
  Income from operations.................................       2,787          (400)         2,387
Interest and other expense/(income)......................       1,026          (781)(b)        245
                                                              -------         -----        -------
  Income before income taxes.............................       1,761           381          2,142
Provision for income taxes...............................         675           137(c)         812
                                                              -------         -----        -------
  Net income.............................................     $ 1,086         $ 244        $ 1,330
                                                              =======         =====        =======
Pro forma weighted average shares outstanding basic and
  diluted(d).............................................
Pro forma net income per share basic and diluted(d)......

The accompanying notes are an integral part of this statement.

                          YEAR ENDED DECEMBER 31, 1997

                               FOR THE PERIOD      FOR THE PERIOD
                               JANUARY 1, 1997     MAY 1, 1997 TO      COMBINED     PRO FORMA
                              TO APRIL 30, 1997   DECEMBER 31, 1997   HISTORICAL   ADJUSTMENTS   PRO FORMA
                              -----------------   -----------------   ----------   -----------   ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................        $28,883             $98,829         $127,712                  $127,712
Cost of sales..............         22,291              70,814           93,105                    93,105
                                   -------             -------         --------                  --------
  Gross profit.............          6,592              28,015           34,607                    34,607
Selling and administrative
  expenses.................         10,053              19,176           29,229      $   800(a)    30,029
                                   -------             -------         --------      -------     --------
  (Loss)/income from
     operations............         (3,461)              8,839            5,378         (800)       4,578
Interest and other
  expense/(income).........            303               1,637            1,940       (1,723)(b)      217
                                   -------             -------         --------      -------     --------
  (Loss)/income before
     income taxes..........         (3,764)              7,202            3,438          923        4,361
(Benefit)/provision for
  income taxes.............         (1,350)              2,649            1,299          332(c)     1,631
                                   -------             -------         --------      -------     --------
  Net (loss)/income........        $(2,414)            $ 4,553         $  2,139      $   591     $  2,730
                                   =======             =======         ========      =======     ========
Pro forma weighted average
  shares outstanding basic
  and diluted(d)...........
Pro forma net income per
  share basic and
  diluted(d)...............

The accompanying notes are an integral part of this statement.

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

(a) The Company is an indirect, wholly owned subsidiary of Essef and, as such, expects to incur additional costs as a stand-alone public company. The pro forma financial statements have been adjusted to include these costs, which are estimated to be $800,000 annually. These costs include incremental managerial, legal, risk management and investor relations costs and the costs associated with an independent Board of Directors. Upon completion of the Offering and up to the date of the Double Spin-Off, the Company expects to receive a portion of these additional services from Essef pursuant to an Administrative Services Agreement it will have with Essef prior to the Offering. The $800,000 pro forma adjustment includes the charges expected by the Company under the Administrative Services Agreement.

(b) Estimated net proceeds from the Offering of $20.0 million will be used to repay intercompany debt owing to Essef. Following completion of the Offering the Company will enter into a Revolving Note with Essef as its primary source of financing. The Revolving Note will provide for interest charges at the costs incurred by Essef under its external financing agreement plus 0.25% (assumed rate of 7.50%). The pro forma adjustment recognizes interest based on costs applicable under the Revolving Note and eliminates historical interest expense charged on intercompany debt that will be repaid from the proceeds of the Offering.

(c) Recognition of income taxes, at the Company's effective rate of 36.0%, on the pro forma adjustments described in (a) and (b).

(d) Does not include options to purchase Essef Shares held by officers and directors of the Company which may be substituted by stock options relating to the Company's Common Shares at the date of the Double Spin-Off. See "Management -- Stock Options" for a description of the stock option substitution methodology.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and related Notes contained elsewhere in this Prospectus.

OVERVIEW

     From May 1, 1997 through the Offering, the Company has operated as an indirect wholly owned subsidiary of Essef. Prior to May 1, 1997, for the periods presented, the Company's predecessor, Original Anthony and Sylvan, operated as a wholly owned subsidiary of General Aquatics, Inc.

     Following the Offering, pending the completion of the Double Spin-Off, the Company will continue to be controlled directly or indirectly by Essef, but will operate on a stand-alone basis. Accordingly, the Company expects that after this Offering it will incur incremental recurring legal, audit, risk management and administrative costs relating to operating as a stand-alone public company that it did not experience as an indirect subsidiary of Essef. After this Offering, the Essef Group will provide services to the Company pursuant to an Administrative Services Agreement and a Tax Allocation Agreement to be entered into following the consummation of this Offering. These agreements will provide the basis for the allocation of shared expenses, and the reimbursement of direct expenses which are currently reflected in the Company's financial statements. In addition, upon completion of this Offering, the Company intends to execute and deliver the Revolving Note to Essef pursuant to which Essef may loan funds to the Company for working capital and to fund acquisitions. See "Relationship between the Company and Essef" and "Unaudited Pro Forma Financial Data." The financial information included in this Prospectus is not necessarily indicative of the Company's future results of operations, financial position and cash flows.

     The principal components of the Company's expenses include the cost of installation, the cost of products purchased from manufacturers and used in installation, and operating expenses, which are primarily related to administrative costs, occupancy, sales commissions and marketing.

RESULTS OF OPERATIONS

     The following table shows, for the periods indicated, information derived from the consolidated statements of operations of the Company, expressed as a percentage of net sales for the periods presented.

                                                           AS A PERCENT OF NET SALES
                                                -----------------------------------------------
                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          JUNE 30,
                                                --------------------------    -----------------
                                                                  COMBINED    COMBINED
                                                1995     1996       1997        1997      1998
                                                -----    -----    --------    --------    -----
Net sales.....................................  100.0%   100.0%    100.0%      100.0%     100.0%
Cost of sales.................................   72.5     73.1      72.9        73.4       71.8
                                                -----    -----     -----       -----      -----
Gross profit..................................   27.5     26.9      27.1        26.6       28.2
Operating expenses:
  Selling expenses............................   16.0     16.8      15.4        16.6       16.2
  Administrative expenses.....................    9.7      8.1       7.5         9.3        8.0
                                                -----    -----     -----       -----      -----
          Total operating expenses............   25.7     24.9      22.9        25.9       24.2
Income from operations........................    1.8      2.0       4.2         0.7        4.0
Interest and other expense....................    0.2      0.3       1.5         1.2        1.4
Income taxes..................................    0.6      0.6       1.0        (0.2)       1.0
                                                -----    -----     -----       -----      -----
Net income....................................    1.0%     1.1%      1.7%       (0.3%)      1.6%
                                                =====    =====     =====       =====      =====

  SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO COMBINED SIX MONTHS ENDED JUNE 30, 1997

     The following discussion compares the results of operations for the six months ended June 30, 1998 with the combined results of operations for the six months ended June 30, 1997. The combined results of operations have been prepared without giving effect to pro forma adjustments. Original Anthony and Sylvan was a wholly owned subsidiary of General Aquatics, Inc. during the four months ended April 30, 1997.

     Net Sales. Net sales increased by $12.2 million, or 20.9%, from $58.3 million for the six months ended June 30, 1997 to $70.5 million for the six months ended June 30, 1998. The increase was attributable to the combination of
(i) increased sales at existing offices due generally to a stronger pool season arising from favorable economic factors and weather conditions in certain regions of the country; (ii) the opening of new sales offices; and (iii) the Tango Acquisition which was completed in January, 1998.

     Gross Profit. Gross profit increased by $4.4 million to $19.9 million, or 28.2% of net sales for the six months ended June 30, 1998, from $15.5 million or 26.6% of net sales for the six months ended June 30, 1997. The increase in gross profit and gross profit margin was attributable to an increase in the number of pools installed combined with an increase in the average selling price of the Company's pools in certain markets. The gross profit margin improved also due to tighter spending controls introduced after the acquisition of the Company by Essef.

     Operating Expenses. Operating expenses, consisting of sales, marketing and administrative expenses increased by $2.0 million to $17.1 million or 24.2% of net sales for the six months ended June 30, 1998, from $15.1 million or 25.9% of net sales for the six months ended June 30, 1997. This improvement in operating expenses as a percentage of net sales was primarily due to the leveraging of certain fixed costs.

     Interest and Other Expense. Interest expense increased by $336,000 to $1.0 million, or 1.5% of net sales, for the six months ended June 30, 1998 from $690,000, or 1.2% of net sales, for the six months ended June 30, 1997. Interest expense was charged on the intercompany payable between Essef and the Company based on the average payable balance for the six months at a fixed rate of 7.5% per annum. Interest expense for the same period in fiscal 1997 includes amounts charged by Essef on the intercompany payable and interest on borrowings that existed between Original Anthony and Sylvan and its parent, General Aquatics, Inc.

     Provision for Income Taxes. The Company's effective tax rate increased from 34.1% for the six months ended June 30, 1997 to 38.3% for the six months ended June 30, 1998, due to permanent differences in the basis of goodwill which is being amortized for financial reporting and income tax purposes.

     Net Income. As a result of the above items, combined net income increased from a loss of $191,000 for the six months ended June 30, 1997 to income of $1.1 million for the six months ended June 30, 1998.

  COMBINED YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The following discussion compares the results of operations for the year ended December 31, 1997 prepared on a combined basis without giving effect to pro forma adjustments, with the results of operations for the year ended December 31, 1996, when Original Anthony and Sylvan was a wholly owned subsidiary of General Aquatics, Inc.

     Net Sales. Net sales increased by $15.5 million, or 13.8%, from $112.2 million for the fiscal year ended December 31, 1996 to $127.7 million for the fiscal year ended December 31, 1997. The increase was attributable to the combination of (i) the inclusion of a full year's results from the operations of Anthony Pools which was acquired on March 6, 1996; (ii) the opening of new sales offices; and (iii) increased sales at existing offices. The combination of Anthony Pools with Sylvan Pools created the largest installer of concrete swimming pools in the United States, and provided the Company with an entrance into the California and Florida swimming pool markets.

     Gross Profit. Gross profit increased by $4.5 million to $34.6 million, or 27.1% of net sales, for the fiscal year ended December 31, 1997 from $30.1 million or 26.9% of net sales for the fiscal year ended December 31, 1996.

     Operating Expenses. Operating expenses, consisting of sales, marketing and administrative expenses increased by $1.3 million to $29.2 million, or 22.9% of net sales, for the fiscal year ended December 31, 1997 from $27.9 million, or 24.9% of net sales, for the fiscal year ended December 31, 1996. The decrease in operating expenses as a percentage of net sales was primarily attributable to the inclusion of a full year of cost savings arising from the consolidation activities undertaken following the acquisition of Anthony Pools.

     Interest and Other Expense. Interest and other expense increased to $1.9 million, or 1.5% of net sales for the fiscal year ended December 31, 1997 from $354,000, or 0.3% of net sales for the fiscal year ended December 31, 1996. For the eight months ended December 31, 1997, the Company was charged $1.6 million of interest on the intercompany payable owed by the Company to Essef based on the average payable balance for the eight months at the rate of 10.25% per annum. Interest expense for calendar 1996 and the first four months of 1997 relates primarily to borrowings that existed between Original Anthony and Sylvan and General Aquatics, Inc.

     Provision For Income Taxes. The Company's effective tax rate on a combined basis increased from 37.6% in 1996 to 37.8% in 1997 due to permanent differences in the basis of goodwill which is being amortized for financial reporting and income tax purposes.

     Net Income. As a result of the above items, combined net income increased $972,000 from $1.2 million for the fiscal year ended December 31, 1996 to $2.1 million for the fiscal year ended December 31, 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Original Anthony and Sylvan was a wholly owned subsidiary of General Aquatics, Inc. for the years ended December 31, 1996 and 1995. As such, the results of operations presented herein have been prepared on a consistent basis of accounting.

     Net Sales. Net sales increased by $53.6 million, or 91.5%, from $58.6 million in 1995 to $112.2 million in 1996. The increase in sales was primarily attributable to the acquisition of Anthony Pools which was completed on March 6, 1996.

     Gross Profit. Gross profit increased by $14.0 million to $30.1 million, or 26.9% of net sales, for the fiscal year ended December 31, 1996 from $16.1 million, or 27.5% of net sales, for the fiscal year ended December 31, 1995, due to higher net sales. Gross profit margin decreased due to the acquisition of Anthony Pools which operated with a higher cost structure than Sylvan Pools.

     Operating Expenses. Operating expenses, consisting of sales, marketing and administrative expenses increased by $12.8 million to $27.9 million, or 24.9% of net sales for the fiscal year ended December 31, 1996 from $15.1 million, or 25.7% of net sales for the fiscal year ended December 31, 1995. The decrease in operating expenses as a percentage of net sales was attributable to cost savings resulting from consolidation activities undertaken following the acquisition of Anthony Pools. These activities included the closure of several offices where duplicate facilities existed, reductions in personnel and consolidation of sales and marketing efforts.

     Provision for Income Taxes. The Company's effective tax rate increased to 37.6% for the fiscal year ended 1996 from 36.1% for the fiscal year ended December 31, 1995.

     Net Income. As a result of the above items, net income increased $563,000, from $604,000 for the fiscal year ended December 31, 1995 to $1.2 million for the fiscal year ended December 31, 1996.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited quarterly financial information for the ten consecutive quarters ended June 30, 1998. In the opinion of the Company's management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company expects that it will continue to experience significant fluctuations in its quarterly operating results. In the past, these fluctuations have been caused by a variety of factors, including the seasonality of the swimming pool industry and sensitivity to fluctuations in the overall economy, which cannot be predicted with any degree of certainty. The Company's quarterly results have in the past been subject to fluctuations and, therefore, the operating results for any quarter or quarters are not necessarily indicative of results for any future period. See "Risk Factors -- General Economic Conditions" and " -- Seasonality and Weather."

                                                1996                                    1997                          1998
                                -------------------------------------   -------------------------------------   -----------------
                                  Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4        Q1        Q2
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                     (DOLLARS IN THOUSANDS)
Net sales.....................  $ 7,988   $40,444   $38,061   $25,674   $14,166   $44,091   $44,831   $24,624   $18,040   $52,415
% of total year...............      7.1%     36.1%     33.9%     22.9%     11.1%     34.5%     35.1%     19.3%       --        --
Gross Profit..................      911    11,657    10,549     7,032     2,484    12,985    13,005     6,133     4,371    15,487
Income/(loss) from
  operations..................  $(2,643)  $ 2,724   $ 2,169   $   (25)  $(3,199)  $ 3,599   $ 4,306   $   672   $(2,006)  $ 4,793

     The reported income from operations does not reflect all general and administrative expenses which the Company expects to incur as a stand-alone public company. See "Unaudited Pro Forma Financial Data" and related notes thereto.

LIQUIDITY AND CAPITAL RESOURCES

     Since its acquisition by Essef on May 1, 1997, the Company has relied upon internal cash flow from operations and interest bearing advances from Essef to provide the necessary financing for its operating and investing activities. The Company's advances from Essef also include an allocation of the debt incurred by Essef in connection with the acquisition of the Company. At June 30, 1998, these advances aggregated $26.7 million. The Company intends to reduce the intercompany advance from Essef with the proceeds from the Offering. Pursuant to the terms of the Revolving Note to be executed by the Company and delivered to Essef following the completion of this Offering, such advances will be repayable to Essef on demand and bear interest at the Essef borrowing rate plus 0.25%. In addition, the Company will also be required to reimburse Essef for its portion of the costs that Essef incurs under Essef's bank revolving credit facility, including but not limited to, commitment fees, letter of credit fees and agent fees. At the time of the Double Spin-Off the Company intends to establish a revolving credit facility with a syndicate of banks to replace the Revolving Note.

     For the six month period ended June 30, 1998, the Company generated $866,000 of cash from operating activities as that period represented a seasonally lower period of net income and higher working capital requirements. Offsetting the cash flow from operating activities was $3.2 million of uses of cash in investing activities to fund capital expenditures and acquisitions. Such amounts were funded through an increase in the Company's intercompany debt with Essef. Due to the changes in ownership and the capital structure of the Company's business, cash flow data for previous periods are not presented as period to period comparisons are not necessarily meaningful.

     The Company believes that existing cash, cash equivalents, internally generated funds and funds that will be advanced from Essef until the time of the Double Spin-Off will be sufficient to meet the Company's presently anticipated short-term working capital, capital expenditure and acquisition financing requirements. To the extent that the Company needs additional capital resources, the Company believes that it will have access to bank or other forms of debt financing; however, there can be no assurance that additional financing will be available on terms favorable to the Company or at all. See "Risk
Factors -- Availability of Acquisition Financing; Future Capital Needs."

CYCLICALITY AND SEASONALITY

     The Company believes that the swimming pool industry is strongly influenced by general economic conditions and tends to experience periods of decline during economic downturns. Because the majority of the Company's pool installations are financed, pool sales are particularly sensitive to interest rate fluctuations and the availability of credit. The industry may experience sustained periods of declining sales in the future, and such a decline could have a material adverse effect on the Company's condition and results of operations.

     Although the Company expects to reduce the seasonality of its sales over time by expanding both its presence in the sunbelt regions and its renovation business, at present the Company's business remains highly seasonal. Historically, approximately 70% of the Company's net sales have been generated in the second and third quarters of the year, the peak season for swimming pool installation and use. Moreover, the Company typically incurs net losses during the first quarter of the year. Unseasonably cold weather or extraordinary amounts of rainfall during the peak sales season can significantly reduce pool purchases. In addition, unseasonably early or late warming trends can increase or decrease the length of the pool season, significantly affecting sales and operating profit.

INFLATION

     Generally, price increases are passed through to customers as they are received by the Company and therefore reduce the negative effect of inflation. The Company does not believe that inflation has had a significant impact on its results of operations or financial condition for the periods presented.

YEAR 2000 MATTERS

     In 1997, as part of an overall modernization and upgrade of its information systems, the Company began preparing its computer systems and applications for the date change in the year 2000. To date, this process has involved modifying or replacing certain hardware and upgrading certain software and has not involved material costs to the Company. Management believes that substantially all of the necessary systems and applications changes will be completed by mid-1999, that the Company's level of preparedness is appropriate and that the amount of additional costs, if any, needed to address the year 2000 issue will be immaterial.

     The Company has initiated communications with certain of its largest suppliers regarding year 2000 preparedness. However, management does not believe that the Company would have any difficulty securing alternate sources of supply in the event any of its current suppliers experience year 2000 difficulties. In addition, because of the seasonal nature of the Company's business (which is slowest in the first and fourth quarters of the calendar year), management believes that any problems arising on January 1, 2000, either with the Company's systems or the systems of its major suppliers, can be substantially remedied before the start of the peak installation season.

     The costs of the project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates can be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

                                    BUSINESS

OVERVIEW

     The Company was formed in 1997 to acquire the assets and business of Original Anthony and Sylvan, the successor to the respective pool installation businesses of Pennsylvania-based Sylvan Pools and California-based Anthony Pools. Sylvan Pools was founded by Herman Silverman in 1946 and quickly grew to become the leading pool installer in the Northeast, with operations stretching out to the Southeast, Texas and Nevada. Anthony Pools was founded by Phil Anthony in 1947 and eventually established itself as the largest pool company in the United States and the first national company in its industry. In 1996, the parent company of Sylvan Pools purchased Anthony Pools and combined the two businesses under the name "Anthony & Sylvan." The combined entity, Original Anthony and Sylvan, maintained the high standards of its predecessors and established a reputation for quality, reliability and affordability that has carried over to the Company.

     The Company is the largest installer of concrete swimming pools in the United States. Through its network of 39 sales offices serving 15 states, the Company believes it has achieved the leading market share in 15 of the 24 major metropolitan areas it serves. As a result of its longevity in the pool installation business, the Company has a referral base of over 300,000 customers and a depth of experience and expertise that is unmatched in the industry. These factors, together with the Company's national reputation for quality, volume purchasing ability and innovative sales techniques have enabled the Company to establish a significant presence in each of its current geographic markets while positioning itself for continued expansion into new markets through internal growth and selective acquisitions.

     The majority of the Company's pools range in price from $14,500 to $36,500. Historically, the Company's sales have been seasonally strongest in the second and third quarters and weakest in the first quarter. The Company built approximately 4,100 pools in 1997 and 2,300 pools during the first half of 1998. On a pro forma basis, after giving effect to the January 1998 Tango Acquisition for 1997 and the August 1998 Andrews Acquisition for 1997 and the first half of 1998, the number of pools installed by the Company during such periods would have been approximately 6,200 and 2,900, respectively.

     Since 1993, the Company has been marketing renovation services to its past installation customers in selected markets. The Company maintains a separate sales and marketing staff of 20 people responsible for its renovation business and intends to expand its marketing efforts to include an even wider base of pool owners in new and existing markets. In 1997, revenues from renovations totaled approximately $7.9 million, or 6.2%, of the Company's sales.

     In addition to installing and renovating residential pools, the Company operates (i) a commercial pool installation business in the Northeast focused primarily on smaller hotel chains and country clubs, (ii) 16 retail locations that sell chemicals, replacement parts, accessories, equipment and inflatables and (iii) four field service operations that offer post-installation services such as pool openings, closings and weekly maintenance. Sales from these businesses accounted for $9.4 million, or 7.3%, of the Company's 1997 sales.

INDUSTRY

     The Company estimates that the installation of swimming pools is a $3.5 billion per year industry in the United States. According to the National Spa & Pool Institute, the total number of swimming pools installed annually in the United States has grown from 121,000 in 1994 to 160,000 in 1997, a 9.8% compound annual growth rate. In each of these years, the percentage of swimming pools installed using formative structures made of concrete, vinyl liners and pre-molded fiberglass has remained fairly consistent and in 1997 represented 68.8%, 28.7% and 2.5%, respectively, of total swimming pools installed. While other sectors of the swimming pool business (such as manufacturing, distribution and retailing of pool products and equipment) have undergone significant consolidation in recent years, the installation industry has remained highly fragmented. The Company estimates that in 1997, the top ten concrete swimming pool installation companies installed approximately 18,600 such pools, accounting for 16.9% of all concrete swimming pool installations and 11.6% of all swimming pool installations in the United States that year. The Company believes that, on a nationwide basis, it has the leading share of both the concrete swimming pool market and the total swimming pool market, with an estimated 5.6% share of the concrete pool market and an estimated 3.9% of the total pool market.

MARKETS

     The Company operates in 24 metropolitan markets serving 15 states. In general, the Company groups markets by geographic region. Differences between regions are influenced most strongly by climate and demographics. The Company believes it is well-positioned to take advantage of opportunities throughout the United States.

     In the sunbelt regions, where much of the Company's recent growth has occurred, the season for pool installation, renovation and use extends throughout all or most of the year. In addition, in the sunbelt regions, both peak and average temperatures tend to be significantly higher than in other areas of the country. As a result, swimming pools compete favorably with other luxury items for consumers' disposable income and appeal to a broad socio-economic customer base in these regions. In contrast to comparably sized markets in other areas of the country, certain markets in the sunbelt regions tend to have a higher number of pools (both per capita and overall) and less variation in terms of pool size, cost and complexity. According to the U.S. Census Bureau, many markets in the sunbelt regions have experienced high levels of new housing construction and population growth in recent years and are expected to continue to grow at a higher rate than most other areas of the country.

     In non-sunbelt regions, including areas of the northeast where the Company traditionally has maintained a strong presence, the season for pool installation, renovation and use is shorter, and both peak and average temperatures are lower, than in the sunbelt regions. Although these regions tend to have fewer pools (both per capita and overall) than the sunbelt regions, the average non-sunbelt pool is larger, more elaborate and more expensive than the average sunbelt pool.

COMPETITIVE STRENGTHS

     The Company attributes its strong competitive position in the swimming pool installation industry to, among other things:

     Size, National Presence and Leading Market Share. The Company believes its size, national presence and leading market share enable it, among other things, to (i) benefit from operating efficiencies and maximize productivity, (ii) attract, develop and retain the highest quality employees and independent contractors and invest in state-of-the-art equipment, (iii) temper the effects of cyclical and economic downturns and unseasonable weather through a diversified geographic presence, (iv) implement national marketing strategies and support a centralized management team and (v) attract desirable acquisition candidates.

     Industry Expertise. The Company believes its craftsmen are among the most skilled and experienced in the industry. As a result of, among other things, its longevity in the business, significant volume of work and willingness to provide financing for equipment purchases by subcontractors, the Company has forged significant relationships with the craftsmen who perform its pool installation and renovation work. These relationships, which in some cases include several generations from the same family, have enabled the Company to negotiate favorable arrangements with such craftsmen and, together with national recruiting and apprenticeship training, have enabled the Company to maintain a stable supply of skilled labor. In addition to its experienced labor base, the Company has a senior management team that has, on average, 14 years of experience in the swimming pool industry.

     Reputation and Name Recognition. As a result of the Company's size, history and strong commitment to customer satisfaction, the Company believes "Anthony & Sylvan" has become one of the most recognized names in the industry and a symbol of quality among consumers. The Company's name recognition and reputation should permit the Company to establish relationships with national home builders and other referral sources that wish to be associated with the Company's brand.

     Innovative Sales and Marketing Approach. The Company's experienced sales designers and substantial investments in training and technology provide it with significant advantages over competitors that have less qualified sales personnel and/or utilize less sophisticated sales methods. All sales designers complete an intensive one-month training program upon joining the Company and receive periodic skills training throughout their careers. The introduction of the laptop computer as a selling tool in recent years has significantly enhanced the quality and professionalism of the Company's in-home sales presentations. This technology enables sales designers to utilize pre-programmed informational displays and pricing worksheets to educate customers and make sales visits more interactive, informative and successful.

GROWTH STRATEGY

     The Company believes that its competitive strengths provide a platform for profitable expansion. The Company's growth strategy includes the following components:

     Open New Sales Offices. The Company intends to open new sales offices in existing markets where it believes it can enhance its current market share and in new markets where its competitive strengths will permit it to achieve a leading market share position. The Company has currently identified over 30 markets that meet its development or expansion criteria and intends to assess these areas further to pinpoint the most attractive locations for new sales offices and the best strategy for opening such offices. The Company believes the most significant expansion opportunities may be found in certain sunbelt regions and on the southeastern seaboard where the Company has little or no current presence. Since January 1, 1997, the Company has opened eight new sales offices.

     Pursue Acquisitions. The Company believes that it is well positioned to make acquisitions of high quality pool installation companies in the fragmented pool installation industry. As with its internal growth strategy, the Company intends to pursue acquisition candidates in the markets it has targeted for expansion. In keeping with this approach, in January 1998, the Company, which was already the leading pool installer in Las Vegas, completed the Tango Acquisition. In addition, in August 1998, the Company added new markets when it acquired the assets of Pools by Andrews, Inc., one of the largest installers of swimming pools in Florida with offices serving Miami, Ft. Lauderdale, Palm Beach, Orlando, Jacksonville, Tampa and Fort Myers.

     Develop Relationships with National and Regional Home Builders. As the largest of the national pool installers, the Company is well positioned to develop relationships with both national and regional home builders. The Company currently has relationships with homebuilders in certain areas that enable it to serve as their exclusive pool installation company. In new housing developments, the cost of the pool is typically included in the homeowner's first mortgage, and as such, the Company is paid at closing, after the pool has been completely installed. The Company believes that its ability to forego progress payments on a pool installation and accept a one-time payment at the time of the loan closing provides it with a competitive advantage over smaller companies seeking to provide similar services to large homebuilders. The Company believes that significant opportunities exist to develop and expand upon relationships with national and regional homebuilders in the future.

     Expand Pool Renovation Business. There are currently over three million swimming pools in the United States. The Company's experience indicates that pool owners seek renovation services when their pools need repair or when they want to upgrade certain features of the pool such as equipment, tile, lighting or plaster. Renovations are typically done in the early spring or late fall which, to some extent, reduces the seasonal nature of the business. Since 1993, the Company has been marketing its renovation services to its past installation customers in selected markets. This strategy has contributed to an increase in revenues from renovations from $0.8 million in 1993 to $7.9 million in 1997. The Company maintains a separate sales and marketing staff of 20 people responsible for its renovation business and intends to expand its marketing efforts to include an even wider base of pool owners in new and existing markets.

MARKETING AND SALES

     The Company sells its products to a large number of customers, primarily residential homeowners. The Company's principal sales activities are conducted by a dedicated sales force of approximately 200 employees who have responsibility for developing and maintaining customer relationships. The Company's representative sales designer is 42 years old, college educated and professionally trained, with more than five years of sales experience in the industry. The Company requires all new sales designers to complete an intensive one-month training program consisting of one week of national classroom instruction and three weeks of ride-along training. Commissions and bonuses are paid based on sales volume to encourage entrepreneurial spirit and reward individual achievement.

     Sales visits are conducted in the customer's home or at the Company office nearest the customer's home. The introduction of the laptop computer as a selling tool in recent years has significantly enhanced the quality and professionalism of the Company's sales presentations and reinforced the Company's image as an expert installer. This technology enables sales designers to utilize pre-programmed informational segments and pricing worksheets to educate customers and make sales visits more interactive, informative and successful. During the sales presentation the sales designer discusses all aspects of pool installation and provides the customer with information about financing options. As a service to its customers, the Company maintains relationships with a number of different lenders that provide financing for its customers.

     The Company's pricing policies are controlled at the corporate level and are monitored versus the actual sales contracts written. Prices quoted to customers by sales designers must fall into a specified range set at the corporate office.

     The Company does most of its advertising in local newspapers and Yellow Pages. The Company has advertised, to a lesser extent, using radio, television, billboards and direct mail and has also attracted buyers as a result of referrals from previous customers and realtors, among others. The Company has an internet home page located at www.anthony-sylvan.com which also provides a source of high quality leads for the Company's sales designers.

INSTALLATION

     The Company's field supervisors oversee all aspects of the installation process. While the installation time for a pool varies by the level of complexity, the Company's installation schedules generally range in duration from 30 to 45 days. Company personnel act as schedulers, coordinating the activities of the craftsmen and communicating this information to the customer. During the installation process, the Company utilizes both Company employees as well as subcontractors; however, the majority of the Company's labor base consists of subcontractors. The use of subcontractors enables the Company to minimize its investment in direct employee labor, capital, equipment and inventory, thereby reducing its exposure to cyclical, seasonal or geographic demand fluctuations for pool installation.

     The field supervisor routinely visits the installation site to supervise the performance of the crews and performs mandatory inspections during the following four phases of the installation process, (i) excavation, (ii) concrete, (iii) deck installation and (iv) plaster. When the installation is complete, a "start-up crew" provides the customer with operating instructions for the equipment as well as instructions regarding the on-going maintenance of the pool. This team performs a quality check which ensures that everything is working properly. The Company generally warrants the structural integrity of the pool for as long as the customer owns the home. Equipment installed by the Company is subject to the terms and conditions of the manufacturer's warranty.

     The Company's local offices have primary responsibility for managing all aspects of the installation process, including all related inventory management, sales, field service, accounting and administrative functions. Purchasing is generally done at the national level based on input from the local offices.

COMPETITION

     The Company primarily faces competition from regional and local installers. The Company believes that there are a small number of swimming pool companies that compete with the Company on a national basis. Barriers to entry in the swimming pool installation industry are relatively low.

     The Company believes that the principal competitive factors in the pool installation business are the quality and level of customer service, product pricing, breadth and quality of products offered, ability to procure labor and materials on a market-by-market basis from local and regional sources, financial integrity and stability, and consistency of business relationships with customers. The Company believes it competes favorably with respect to each of these factors. Some geographic areas serviced by the Company, particularly the sunbelt regions, tend to be more competitive than others. The Company regularly evaluates competitive pressures on a market-by-market basis and from time-to-time may adjust selling prices in a particular region in response to changing conditions.

PURCHASING AND PRINCIPAL SUPPLIERS

     The Company regularly evaluates supplier relationships and considers alternate sourcing as appropriate to assure competitive costs and quality standards. The Company currently does not have long-term contracts with any of its suppliers. However, the Company believes it has a good relationship with its suppliers and, as a result, is offered volume discounts, rebates, favorable return policies and promotional allowances.

     Decisions relating to pricing, suppliers and product selection are centralized at the Company's headquarters, with significant input from each of the Company's locations. Decisions relating to inventory management are made independently by each location using the data provided by the Company's information systems.

FACILITIES

     The Company currently operates 39 sales offices and 16 installation offices in 13 states. The proximity of its sales offices to its installation offices varies from market to market, based on the historical growth of the business and various other considerations such as geography and demographics. The Company's executive offices are located in Chardon, Ohio. The Company believes that no single property is material to its operations and that alternate sites are presently available at market rates.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation and proceedings arising in the ordinary course of its business. Although the outcome of litigation and claims is uncertain, the Company does not believe that there are any pending proceedings which could be expected to have a material adverse effect on its financial condition or results of operations.

EMPLOYEES

     At June 30, 1998, the Company employed (i) 609 persons on a full-time basis, of whom 50 were salaried employees, 265 were hourly installation and manufacturing employees, 119 were hourly administrative employees, and 175 were commissioned sales personnel and (ii) 49 persons on a part-time basis, all of whom were employed at the Company's retail stores. No employees are covered by collective bargaining agreements. The Company believes it has satisfactory relations with its employees.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors and executive officers of the Company are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Stuart D. Neidus..........................  47     Chairman of the Board, Chief Executive
                                                   Officer and Chief Financial Officer
Howard P. Wertman.........................  53     President
Richard M. Kelso..........................  49     Executive Vice President
Edward W. Andrews III.....................  39     Vice President
Thomas J. Casey...........................  37     Vice President
Lawrence M. Mazzenga......................  45     Vice President
Phillip A. Pascucci.......................  51     Vice President
Richard S. Wolff..........................  33     Vice President
Mary Ann Jorgenson........................  57     Director
Thomas B. Waldin..........................  56     Director

     Mr. Neidus has served as Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of the Company since September 1998 and as a Director since May 1997. In addition, Mr. Neidus has served as Executive Vice President and Chief Financial Officer of Essef since September 1996. Prior to that, from 1992-1996 Mr. Neidus served with Premier Farnell plc (successor to Premier Industrial Corporation), most recently as Executive Vice President. Prior to joining Premier Farnell plc, Mr. Neidus spent 19 years as an independent public accountant with KPMG Peat Marwick, including eight years as a partner.

     Mr. Wertman has served as President of the Company since October 1995. He previously served as Divisional Vice President of Sylvan Pools from 1990 to 1995. Mr. Wertman's career in the swimming pool industry began in 1973, and since then he has served in various management positions with both Anthony Pools and Sylvan Pools.

     Mr. Kelso has served as Executive Vice President of the Company since 1996. His experience in the pool industry includes service as Vice President of Anthony Pools from 1989 to 1996. Prior to that, from 1979 to 1988 Mr. Kelso was the General Manager of the Washington, D.C. division of Anthony Pools. His career includes 23 years of pool service, all in management positions with Anthony Pools.

     Mr. Andrews has served as Vice President of the Company since August 1998, following the Andrews Acquisition. Mr. Andrews was the founder of Pools by Andrews, Inc., established in 1983, and served as its President for 15 years. His more than 20 years of experience in the swimming pool industry includes service as a General Manager of Andrews Gunite Company, a New England based swimming pool builder.

     Mr. Casey has served as Vice President of the Company since 1998 and as the National Sales Manager since 1995. Prior to that, he served as Sales Manager and a sales designer with Sylvan Pools from 1986 to 1995.

     Mr. Mazzenga has served as Vice President of the Company since 1996. He served as Vice President of Sylvan Pools from 1994 to 1996. Prior to that, from 1979 to 1994 he served in various operational and management positions with Anthony Pools.

     Mr. Pascucci has served as Vice President of the Company since 1997. Prior to that, from 1992 to 1997 he served as General Manager of the Las Vegas Division of Sylvan Pools. Mr. Pascucci has served in various operational and management positions with Sylvan Pools during the period 1986-1992.

     Mr. Wolff has served as Vice President of the Company since 1997. Prior to that, Mr. Wolff served as Director of Finance of General Aquatics, Inc. He has served as controller for various public and private companies and as an independent public accountant with Kenneth Leventhal prior to his position with General Aquatics, Inc.

     Ms. Jorgenson has served as a director of the Company since September 1998. Ms. Jorgenson is a partner and head of the corporate practice in the law firm of Squire, Sanders & Dempsey L.L.P., and has been associated with that firm since 1975. She is a director of the general partner of Cedar Fair, L.P., the owner of five regional amusement parks. She is also a director of S2 Golf Inc., a manufacturer and distributor of golf clubs and bags, and a director of Continental Business Enterprises, Inc., an Ohio-based metal stamping company.

     Mr. Waldin has served as a director of the Company since May 1997. Mr. Waldin has served as Chief Executive Officer and President of Essef since 1990 and a Director since 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

     General. The Company's Amended and Restated Regulations will provide for a minimum of three and a maximum of nine directors and divide the Board of Directors into two classes, with regular three-year staggered terms. The number
of directors will be set at six.                and                will be
elected as Class I directors and will hold office until the 2000 annual
shareholders' meeting.                will be elected as a Class II director and
will hold office until the 2001 annual shareholders' meeting and have agreed to serve as Class II directors and will be elected as such by the current directors upon the completion of this Offering. The vacancy on the Board of Directors will remain until the Company identifies a qualified candidate for such position. All officers of the Company serve at the pleasure of the Board of Directors.

     Committees. Immediately following the completion of this Offering, the Company's Board of Directors will establish a Compensation Committee, an Audit Committee, and an Executive Committee. The Executive Committee will be chaired by Mr. Waldin, and the other members will be Mr. Neidus and Ms. Jorgenson.

     The functions of the Compensation Committee include considering and recommending to the Board of Directors and Company management the overall compensation programs of the Company, reviewing and approving the compensation payable to the senior management personnel of the Company, and reviewing and monitoring the executive development efforts of the Company to assure development of a core of management and executive personnel adequate for orderly management succession. The Committee will also review significant changes in employee benefits plans and stock related plans and serve as the "Committee" under the Company's 1998 Long-Term Incentive Plan. The Compensation Committee will consist of two independent members of the Board of Directors to be named following the Offering, each of whom will be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Audit Committee will review the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee will also examine and consider other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. The Audit Committee is also responsible for reviewing all related party transactions and for monitoring corporate policies and procedures with respect to the Company's ethics and compliance program. The Audit Committee will consist of two independent members of the Board of Directors to be named following the Offering, each of whom will be an "independent director" within the meaning of the rules of the Nasdaq National Market.

     The Board of Directors may, from time to time, establish certain other committees to facilitate its work.

     Compensation. Non-employee directors of the Company will receive reimbursement of reasonable expenses incurred in serving as a director. In addition, pursuant to the Company's 1998 Long-Term Incentive Plan, each director of the Company who is not an employee of the Company automatically receives on the date such person first becomes a director a grant of nonqualified options to
purchase                Common Shares, which will vest one-fifth on each
anniversary of the date of grant. In addition, following each annual meeting of the Company's shareholders, each such outside director will receive an annual
grant of options to purchase an additional                Common Shares, all of
which vest one-fifth on each anniversary of the date of grant.

The exercise price of all such options is the fair market value at the time the options are granted. In addition, outside directors will receive annual compensation under the Company's deferred compensation plan in the form of a number of Common Shares equivalent in value to $20,000. Directors who are employees of the Company or Essef receive no compensation for their services as directors.

     The Company will enter into Indemnification Agreements with each of its directors and executive officers that provide the maximum indemnification allowed to directors and executive officers under the Ohio Revised Code, subject to certain exceptions. In addition, as authorized by the Company's Amended and Restated Regulations and the Ohio Revised Code, the Indemnification Agreements will provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid by Essef to the Chief Executive Officer and by the Company to the other four most highly compensated executive officers of the Company who received an annual salary and bonus in excess of $100,000 (hereafter collectively referred to as the "Named Executive Officers") for services rendered during 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                                         ANNUAL COMPENSATION
                                                         --------------------         OTHER
                                                 YEAR     SALARY      BONUS      COMPENSATION(3)
                                                 ----    --------    --------    ---------------
Stuart D. Neidus, Chairman of the Board, Chief
  Executive Officer and Chief Financial
  Officer(2)...................................  1997    $200,000    $146,061        $9,000
Howard P. Wertman, President(4)................  1997     170,000     132,997         8,142(5)
Richard M. Kelso, Executive Vice
  President(4).................................  1997     129,038      81,244         7,833
Thomas J. Casey, Vice President(4).............  1997     100,000      33,950         6,026
Lawrence M. Mazzenga, Vice President(4)........  1997      91,000      25,000         7,543

---------------

(1) Since the Company was not a reporting company during the three immediately preceding fiscal years, only the information with respect to the most recent completed fiscal year is noted in the Summary Compensation Table.

(2) Represents amounts earned by Mr. Neidus in his capacity as Executive Vice President and Chief Financial Officer of Essef. Such amounts were paid by Essef.

(3) Includes for each named officer matching contributions under either Essef's or the Company's 401(k) Profit Sharing Plan.

(4) All compensation shown for these officers was paid by Original Anthony and Sylvan for the period January 1, 1997 through May 1, 1997, and by the Company starting on May 2, 1997 through December 31, 1997.

(5) Such amount does not include compensation earned in connection with the sale of Original Anthony and Sylvan.

STOCK OPTIONS

     Grants and Exercises. There were no grants of stock options by the Company or Essef to any of the Named Executive Officers, and no exercises of Essef Options (defined below) or Company Options (defined below) by any of the Named Executive Officers, during the Company's last completed fiscal year.

     Replacement of Outstanding Essef Options. As of August 11, 1998, Mr. Waldin had 2,372,074 options to purchase Essef Common Stock ("Essef Options") at a weighted average exercise price of $0.87 per share. As of the same date, Mr. Neidus had 302,500 Essef Options at a weighted average exercise price of $7.23 per share. Subject to the substitution of the Essef Options described below, if the Double Spin-Off is completed, the number of Essef Options held by Messrs. Waldin and Neidus and the exercise price of such Essef Options will be adjusted in accordance with the following formulas to reflect the portion of the value of their existing Essef Options allocable to the Company. It is not possible to specify how many Common Shares will be subject to such Company Options at the time of the Double Spin-Off because it is not known (i) how many unexercised and outstanding Essef Options will be held by Messrs. Waldin and Neidus immediately prior to the completion of the Double Spin-Off (ii) what the Essef Trading Price and the Company Trading Price will be, and (iii) how many Essef Options Mr. Neidus will elect for substitution. If Company Options are exercised further dilution to new investors will occur.

                          REPRICING OF ESSEF OPTIONS:

                                                                                     Essef Trading Price
      New Essef Option                        Old Essef Option                      After Double Spin-Off
       Exercise Price             =            Exercise Price             X      ---------------------------
                                                                                     Essef Trading Price
                                                                                   Before Double Spin-Off

                                                                                     Essef Trading Price
                                                  Old Essef                        Before Double Spin-Off
     New Essef Options*           =           Number Of Options           X      ---------------------------
                                                                                     Essef Trading Price
                                                                                    After Double Spin-Off

    * Subject to reduction for issuance of Company Options described below.

     Notwithstanding the foregoing, the Company, Essef and Messrs. Waldin and Neidus have agreed that any additional Essef Options which would have been issued as a result of the aforementioned adjustment will be automatically substituted with stock options to purchase Common Shares ("Company Options") in accordance with the following formula:

                         COMPANY OPTIONS TO BE ISSUED:

                                                                                    Company Trading Price
       Company Option                         New Essef Option                     Before Double Spin-Off
       Exercise Price             =            Exercise Price             X      ---------------------------
                                                                                     Essef Trading Price
                                                                                    After Double Spin-Off

                                                                                     Essef Trading Price
                                              New Essef Options                     After Double Spin-Off
 Substituted Company Options      =          -Old Essef Options           X      ---------------------------
                                                                                    Company Trading Price
                                                                                   Before Double Spin-Off

     For purposes of the above calculations, "Trading Price" of Essef Shares or the Company's Common Shares, as the case may be, means the average closing price of such shares on the Nasdaq National Market for the 20 consecutive business days preceding or following the Double Spin-Off, as applicable.

     In addition, Mr. Neidus may elect at any time prior to the issuance of the substituted Company Options, to have a portion of his remaining old Essef Options substituted with Company Options.

EMPLOYMENT AGREEMENTS

     The Company currently has employment agreements with three of its executive officers, Messrs. Neidus, Wertman and Kelso.

     Each such agreement expires on December 31, 2000, unless terminated or extended according to its terms. As compensation for his service as Chief Executive Officer and Chief Financial Officer of the Company, Mr. Neidus will receive an annual base salary of at least $220,000 and performance-based bonuses targeted at 60% of his annual salary. In addition, at the time of the Offering, Mr. Neidus will be granted options to purchase 100,000 Common Shares at an exercise price equal to the public offering price exercisable 20% per year following the Offering Date. As compensation for their service as President and Executive Vice President, respectively, Messrs. Wertman and Kelso will receive annual base salaries of $175,000 and $137,500, respectively, and performance-based bonuses targeted at 50% of their respective annual salaries.

     If any of Messrs. Neidus, Wertman or Kelso is terminated by the Company without "cause," he will be entitled to receive salary for a period of one year (or, in the case of Mr. Neidus, until the later of one year or December 31, 2000), along with the pro rata portion of any bonus payable for such fiscal year. Messrs. Wertman and Kelso also would receive the right to exercise, for three months, any Company Options granted to them that are exercisable. Mr. Neidus will be entitled to exercise, for one year, any Company Options granted to him whether or not exercisable. Mr. Neidus will be deemed to have been terminated without "cause" if, among other things, the Company at any time materially changes his duties and responsibilities without his consent.

     Upon a "change in control" of the Company, Mr. Neidus shall have the right to terminate his employment with the Company and receive the same rights and benefits to which he would be entitled upon his termination without "cause". The Double Spin-Off is not included as a "change in control" under Mr. Neidus' employment agreement.

1998 LONG-TERM INCENTIVE PLAN

     All key employees and directors of the Company and its direct and indirect subsidiaries and other persons whose selection the Compensation Committee determines to be in the best interests of the Company would be eligible to receive awards under the 1998 Long-Term Incentive Plan ("the 1998 Plan"), including the executives named in the Summary Compensation Table.

     The 1998 Plan will be administered by the Compensation Committee, which will have authority to interpret the 1998 Plan, to grant waivers of 1998 Plan restrictions and to adopt such rules, regulations and policies for carrying out the 1998 Plan as it may deem necessary or proper in order to further the purposes of the 1998 Plan. In particular, the Compensation Committee will have the authority to (i) select participants, (ii) determine the number and type of awards to be granted, (iii) determine the terms and conditions, not inconsistent with the terms of the 1998 Plan, to any award granted, (iv) interpret the terms and provisions of the 1998 Plan and any award granted, (v) prescribe the form of any agreement or instrument executed in connection with any award and (vi) establish, amend and rescind such rules, regulations and policies for the administration of the 1998 Plan as it may deem advisable from time to time.

     Awards under the 1998 Plan may be in the form of stock options (either "incentive stock options" within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights, restricted shares, performance shares or stock awards.

     Stock options will be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Compensation Committee, provided that no stock options will be exercisable more than ten years after the date of grant. The exercise price of any option may not be less than the fair market value of a Common Share on the date of the grant. Participants may pay the exercise price of a stock option in cash, Common Shares, or a combination of cash and Common Shares.

     Stock appreciation rights ("SARs") entitle the recipient to receive a payment, in cash or Common Shares, equal to the appreciation in market value of a stated number of Common Shares from the exercise price to the fair market value on the date of exercise or surrender. SARs may be granted either separately or in conjunction with other awards granted under the 1998 Plan. Any SAR related to a nonstatutory stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any SAR related to an incentive stock option must be granted at the same time such option is granted. Any SAR related to an option will be exercisable only to the extent the related option is exercisable and such SAR (or the applicable portion thereof) will terminate and will no longer be exercisable upon the termination or exercise of the related option. Similarly, upon the exercise of a SAR as to some or all of the Common Shares covered by a related option, the related option shall be canceled automatically to the extent of the SARs exercised, and such Common Shares will not thereafter be eligible for grant.

     Restricted shares may be awarded in such numbers and at such times as the Compensation Committee determines. Restricted shares will be subject to such terms, conditions or restrictions as the Compensation Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or financial performance of the Company. The period of vesting and forfeiture restrictions will be established by the Compensation Committee at the time of grant, except that no restriction period may be less than 12 months. During the period in which any restricted shares are subject to forfeiture restrictions, the Compensation Committee may, in its discretion, grant to the participant to whom such shares have been awarded all or any of the rights of a shareholder with respect to such restricted shares, including the right to vote such shares and to receive dividends with respect to such shares.

     Performance shares may be awarded in the form of Common Shares that are earned only after the attainment of predetermined performance targets as established by the Compensation Committee at the time an award is made. A performance target shall be based upon one or any combination of the following:
(i) revenues of the Company; (ii) operating income of the Company; (iii) net income of the Company; (iv) earnings per Share; (v) the Company's return on equity; (vi) cash flow of the Company; (vii) Company shareholder total return;
(viii) return on assets; (ix) return on investment; (x) asset turnover; (xi) liquidity; (xii) capitalization; (xiii) stock price; (xiv) expenses; (xv) operating profit and margin; (xvi) retained earnings; (xvii) market share; (xviii) sales to targeted customers; (xix) customer satisfaction; (xx) quality measures; (xxi) productivity; (xxii) safety measures; or (xxiii) educational and technical skills of employees. The Compensation Committee shall be permitted to make adjustments when determining the attainment of a performance target to reflect extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company's financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) of the Code to the extent applicable. Awards of performance shares made to participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and provisions of such awards will be interpreted in a manner consistent with that intent to the extent appropriate. The foregoing provisions of this paragraph are also applicable to awards of restricted shares to the extent such awards of restricted shares are subject to the financial performance of the Company. At the end of the applicable performance period, performance shares will be converted into Common Shares (or cash or a combination of shares and cash) and distributed to participants based upon the applicable performance entitlement. Award payments made in cash rather than the issuance of shares will not, by reason of such payment in cash, result in additional shares being available under the 1998 Plan.

     Stock awards may be made in Common Shares or on a basis valued in whole or in part by reference to, or otherwise based upon, Common Shares. Stock awards will be subject to conditions established by the Compensation Committee.

     Subject to adjustment in the event of any change in the number of outstanding shares by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or capital stock of the Company, the aggregate number of Common Shares which may be awarded under the 1998 Plan shall be 1,000,000 shares. No more than 1,000,000 shares shall be cumulatively available for the grant of incentive stock options under the 1998 Plan and no more than 200,000 shares shall be the subject of awards to any individual participant in any one calendar year. Shares issuable under the 1998 Plan may consist of authorized and unissued Common Shares or Common Shares held in treasury.

     In the event of a Change in Control (as defined in the 1998 Plan) of the Company, and except as the Board may expressly provide otherwise, (i) all stock options or SARs then outstanding will become fully exercisable as of the date of the Change in Control, whether or not then otherwise exercisable, (ii) all restrictions and conditions of all awards of restricted shares then outstanding shall be deemed satisfied as of the date of the Change in Control, and (iii) all awards of performance shares will be deemed to have been fully earned as of the date of the Change in Control.

     The Board may amend, suspend or terminate the 1998 Plan at any time, provided that no such action shall be taken that would impair the rights under an outstanding award without the participant's consent. Similarly, the Board may amend the terms of any outstanding award, prospectively or retroactively, but no such amendment shall impair the rights of any participant without the participant's consent and no such amendment shall have the effect, with respect to any employee subject to Section 162(m) of the Code, of increasing the amount of any award from the amount that would otherwise be payable pursuant to the formula and/or goals previously established for such participant.

     Except as may be otherwise provided in the relevant award agreement, no award or any benefit under the 1998 Plan will be assignable or transferable, or payable to or exercisable by, anyone other than the participant to whom it was granted.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 PLAN

     The following summary generally describes the principal federal income tax consequences under current tax laws of certain events under the 1998 Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to the Company, nor does it describe foreign, state or local tax consequences.

     No income will result to a participant upon the grant or exercise of an incentive stock option ("ISO") provided that (i) there is no disposition of stock received upon exercise of an ISO within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the "ISO holding periods"); and (ii) the participant is an employee of the Company or a subsidiary of the Company at all times during the period commencing on the date of grant and ending on the date three months (or one year in the case of a participant who is totally and permanently disabled) prior to the date of exercise.

     In the event of a disposition of stock received upon exercise of an ISO after the ISO holding periods have been satisfied, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as capital gain or loss. In the event of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the participant will recognize ordinary income equal to the excess of the fair market value of such stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon such disqualifying disposition exceeds the fair market value of such stock at the time of exercise, the excess will be taxable as capital gain.

     No deduction is allowable to the Company upon the grant or exercise of an ISO. In the event that a participant recognizes ordinary income as a result of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

     No income is recognized upon the grant of a nonstatutory stock option to a participant. The participant recognizes ordinary income upon exercise of the nonstatutory stock option equal to the excess of the fair market value of the stock received upon exercise of the stock option on the date of exercise over the option price. Such ordinary income is subject to withholding if the participant is an employee. The participant's tax basis in these shares will be their fair market value when purchased. On subsequent sale of such shares, gain or loss will be recognized in an amount equal to the difference between the tax basis thereof and the amount realized on such sale.

     A participant will not be taxed upon the award of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount of cash received and the Company will be entitled to a corresponding deduction. In the event a participant receives shares upon the exercise of an SAR, the participant will recognize ordinary income equal to the value of the shares at such time. If the participant is an employee, any ordinary income recognized upon the exercise of an SAR is treated as wages subject to withholding.

     A participant generally will not recognize taxable income upon the grant of restricted shares, and the recognition of any income will be postponed until the time that the restrictions on the shares lapse, at which time the participant will recognize ordinary income (subject to withholding if the participant is an employee) equal to the fair market value of the restricted shares at the time that such restrictions lapse. A participant may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the participant will recognize ordinary income equal to the fair market value of the restricted shares at the time of grant determined without regard to any of the restrictions thereon.

     When performance shares are earned and stock is issued therefor, a participant will realize ordinary income (subject to withholding if the participant is an employee) equal to the fair market value of the performance shares.

     A participant will recognize ordinary income upon the receipt of a stock award (other than an award of performance shares or restricted shares) equal to the fair market value of such stock on the date of such award. If the participant is an employee, any ordinary income recognized as a result of a stock award is treated as wages subject to withholding.

     The Company generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to nonstatutory stock options, restricted stock, performance shares, stock appreciation rights and stock awards.

                   RELATIONSHIP BETWEEN THE COMPANY AND ESSEF

RELATIONSHIP AND TRANSACTIONS PRIOR TO THE OFFERING

     The Company is an indirect wholly owned subsidiary of Essef. Essef provides certain financial, management, and other services to its direct and indirect subsidiaries, including the Company. Until the consummation of this Offering, Essef will continue to provide those services and others to the Company on an informal basis. See "Risk Factors -- Relationship with Essef; Absence of History as a Stand-Alone Company."

     The Company purchases certain pool equipment and other supplies from the Essef Group on an arm's length basis. During the period from January 1, 1997 to June 30, 1998, such purchases totaled approximately $10.6 million. Although the Company expects to continue to purchase equipment and other supplies from the Essef Group following the Offering, the Company is not bound by any formal supply agreement and may discontinue this relationship with the Essef Group at any time. Management believes that there are currently a number of other suppliers from which the Company could procure such equipment and supplies upon comparable terms. See "Business -- Purchasing and Principal Suppliers."

RELATIONSHIP AND TRANSACTIONS FOLLOWING THE OFFERING

     Certain aspects of the Company's relationship with Essef following the completion of the Offering will be defined by a Revolving Note, a Company Indemnification Agreement, a Tax Allocation Agreement and an Administrative Services Agreement. These documents have been negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and Essef that such documents and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties. The parties intend that such documents and transactions provide fair market value to them on terms no less favorable to the Company than would otherwise be available from unaffiliated parties. The documents summarized in this section have been filed as exhibits to the Registration Statement of which this Prospectus forms a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

     Revolving Note. The Company intends to execute and deliver a Revolving Note to Essef upon the completion of this Offering. Essef is not legally obligated to provide financing to the Company pursuant to such Revolving Note and may, for reasons not relating to the Company, be unwilling or otherwise unable, under the terms of its bank credit facility (of which the Company is a guarantor), to extend new loans to the Company in the future. Terms of Essef's credit facility that could limit Essef's willingness or ability to make loans to the Company include limits on aggregate borrowing and affirmative and negative covenants. In addition, Essef has other subsidiaries to which it may extend loans, thereby reducing the funds it has available to loan to the Company. Pursuant to the terms of the Revolving Note, any advances made by Essef to the Company thereunder will be repayable to Essef on demand and bear interest at the Essef borrowing rate plus 0.25%. In addition, the Company will also be required to reimburse Essef for its portion of the costs that Essef incurs under Essef's bank revolving credit facility, including but not limited to, commitment fees, letter of credit fees and agent fees. At the time of the Double Spin-Off the Company intends to establish a revolving credit facility with a syndicate of banks to replace the Revolving Note.

     Company Indemnification Agreement. The Company and Essef intend to enter into an indemnification agreement (the "Company Indemnification Agreement") upon the completion of this Offering in which each party will agree to indemnify and hold harmless the other from and against certain obligations and contingent liabilities.

     Tax Allocation Agreement. The Company will be included in Essef's consolidated group (the "Group"), and thus in Essef's consolidated tax returns, for federal income tax purposes so long as Essef beneficially owns at least 80% of the total voting power and value of the outstanding stock of the Company. For periods during which the Company is included in Essef's consolidated federal income tax returns or state consolidated or combined returns, the Company will be required, pursuant to a tax allocation agreement ("Tax Allocation Agreement") that the Company and Essef intend to execute, to make a payment to Essef in an amount generally equal to the amount of federal and state taxes that the Company would have incurred if it had filed separate federal and state tax returns. The Company will be responsible for its own separate tax liabilities that are not determined on a consolidated or combined basis. The Company will also be responsible in the future for any increases to the consolidated tax liability of the Group that are attributable to the Company for prior periods during which the Tax Allocation Agreement is in effect.

     Each corporation that is a member of the Group during any portion of the Group's taxable year is jointly and severally liable to the Internal Revenue Service (the "Service") for the federal income tax liability of the entire Group for that year. Accordingly, if the Group's federal income tax liability for a taxable year in which the Company is a member of the Group is not paid in full to the Service, the Company would be potentially liable to the Service for an amount up to and including the Group's entire unpaid federal income tax liability, regardless of the amount of that liability that is allocable to the Company and regardless of any provisions of the Tax Allocation Agreement to the contrary. In such event, the Company would be entitled to seek indemnification from Essef for the amount that the Company was not required to pay pursuant to the Tax Allocation Agreement.

     Administrative Services Agreement. The Company and Essef intend to enter into an administrative services agreement (the "Services Agreement") upon the completion of this Offering pursuant to which Essef will continue to provide limited services to the Company, including financial, risk management, tax, employee benefits, legal and management services. The Company estimates its basic costs under the Services Agreement will be approximately $600,000 annually. Such amount is intended to reimburse Essef for those incremental costs that will be incurred by Essef, on behalf of the Company, as a result of Company's becoming a stand-alone public company. In addition, Essef will also charge the Company on an hourly basis for certain non-recurring work performed for the Company by Essef management. The actual expenditures will depend on numerous factors, some of which are beyond the Company's control. There can be no assurance that the actual expenses will not be significantly greater than anticipated. See "Risk Factors -- Relationship with Essef; Absence of History as a Stand-Alone Company."

                             PRINCIPAL SHAREHOLDER

     Prior to the Offering, all of the outstanding Common Shares will be owned by the Essef Group. Upon the completion of the Offering, the Essef Group will
own approximately      % of the Common Shares then outstanding (     % if the
Underwriters' over-allotment option is exercised in full). Accordingly, Essef will be able to elect the entire Board of Directors of the Company and to control the vote on matters submitted to a vote of the Company's shareholders, including extraordinary corporate transactions. See "Risk
Factors -- Relationship with Essef; Absence of History as a Stand-Alone
Company."

     The following table sets forth certain information with respect to the beneficial ownership of Common Shares and/or Essef's common shares ("Essef Shares") by: (i) each of the Named Executive Officers and directors, (ii) each other person (or group of persons) who is known by the Company to own beneficially 5% or more of the Common Shares or the Essef Shares, and (iii) all directors and executive officers of the Company as a group.

                                     COMMON SHARES          COMMON SHARES
                                   BENEFICIALLY OWNED    BENEFICIALLY OWNED        ESSEF SHARES
                                   IMMEDIATELY PRIOR      IMMEDIATELY AFTER        BENEFICIALLY
                                      TO OFFERING             OFFERING                OWNED*
       NAME AND ADDRESS OF         ------------------    -------------------       ------------
     BENEFICIAL OWNER(1)(2)        NUMBER    PERCENT     NUMBER   PERCENT(3)     NUMBER      PERCENT
     ----------------------        -------   --------    ------   ----------   ----------    -------
Essef Group(4)...................                100%                       %                     NA
Mary Ann Jorgenson(5)............                 --                      --    3,390,893      28.76%
Thomas B. Waldin(6)(7)...........                 --                      --    2,493,371      16.68
Stuart D. Neidus(6)..............                 --                      --       62,700         **
Howard P. Wertman................                                                   5,600         **
Thomas J. Casey..................                                                     700         **
All directors and executive
  officers of the Company as a
  group (10 persons)(4)..........                 --                      --    5,964,192      39.91%

---------------

*  Based on 11,788,197 Essef Shares outstanding as of August 27, 1998.

** Less than 1.0%

(1) The address of each of the executive officers and directors is c/o Anthony & Sylvan Pools Corporation, 220 Park Drive, Chardon, Ohio 44024.

(2) Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and dispositive power over these shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(3) Assumes no exercise of the Underwriters' over-allotment option.

(4) If the Underwriters' over-allotment option is exercised in full, the Essef
    Group                will be the beneficial owner of      % of the Common
    Shares outstanding after the Offering, and all directors and executive
    officers as a group will be the beneficial owners of      % of the Common
    Shares outstanding after the Offering.

(5) Mary Ann Jorgenson shares voting and dispositive power as co-trustee and is also beneficial owner of: (a) 83,732 Essef Shares held by six trusts of which she is the sole trustee with sole voting and dispositive power; (b) 828,984 Essef Shares held by two trusts of which she is one of three trustees with shared voting and dispositive power; (c) 80,828 Essef Shares held by a trust of which she is a co-trustee with shared voting and dispositive power; (d) 2,215,849 Essef Shares held by two trusts over which she has shared dispositive power as one of three trust advisors; and (e) 181,500 Essef Shares held by trusts of which she is one of three trustees with shared voting and dispositive power. Ms. Jorgenson disclaims the benefits of ownership of any of the aforementioned Essef Shares. Ms. Jorgenson is a partner in the law firm of Squire, Sanders & Dempsey L.L.P., which the Company retains as its outside general counsel.

(6) Includes shares underlying options which are exercisable within 60 days of August 27, 1998 as follows:

Thomas B. Waldin            2,372,074
Stuart D. Neidus               48,400

(7) Thomas B. Waldin is the beneficial owner of 2,493,371 Essef Shares owned by or benefiting him, his wife or child directly, including the Essef Options noted above.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a brief description of the Company capital stock that will be authorized for issuance upon the effectiveness of the Company's Amended and Restated Articles, including the Common Shares offered hereby. The Company will cause such Amended and Restated Articles of Incorporation and its Amended and Restated Regulations (each in substantially the form filed as an exhibit to the Registration Statement of which this Prospectus is a part) to become effective prior to the sale of the Common Shares offered hereby.

     The Company will be authorized to issue 49,000,000 Common Shares, without par value, and 1,000,000 Preferred Shares, without par value ("Serial Preferred Shares"). No Serial Preferred Shares have been issued as of the date of this Prospectus, nor will any Serial Preferred Shares be outstanding immediately following the Offering. The Company's Amended and Restated Articles will permit the Company's Board of Directors to fix the rights and designations of the Serial Preferred Shares, to the extent allowed by Ohio law.

     Holders of outstanding Common Shares will be entitled to one vote per share on all matters submitted to a vote of shareholders, and will not have the right to vote cumulatively in the election of directors.

     Holders of Common Shares will have equal rights to receive dividends ratably, as and when declared by its Board out of funds legally available therefor, subject to the dividend rights of holders of Serial Preferred Shares that may be issued in the future. In the event of any liquidation, dissolution or winding up of the Company, holders of Common Shares will receive the assets of the Company available for distribution on a pro rata basis.

     No holder of Common Shares will have any preemptive or preferential rights to purchase or subscribe to any shares of any class of the Company, except to the extent provided by the Board of Directors.

     The transfer agent and registrar for the Common Shares is National City Bank, Cleveland, Ohio.

POSSIBLE EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ORGANIZATIONAL DOCUMENTS AND OHIO LAW

     The Company's strategic plan is focused on the primary goal of building value for the benefit of long-term shareholders. The Board of Directors believes that, in the event the Double Spin-Off is effected, this goal can best be attained by the Company's operation as an independent entity. Under Ohio law, the directors have the responsibility for selecting the time frame for achieving corporate goals. In order to assure that the directors can carry out that responsibility, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Regulations will contain certain provisions which may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of the Company. If they discourage potential takeover bids, such provisions could limit the opportunity for the Company's shareholders to sell their shares at a premium over then prevailing market prices. Such provisions are intended to help preserve for the public shareholders of the Company the long-term value inherent in their investment in the Common Shares and guard against offers which are not, or are otherwise made at a time or in a manner which is not, in the best interests of the Company and its shareholders.

     The Board of Directors believes that it is in the best position to consider all of the factors which may be relevant to a determination of whether a control bid is in the best interests of the Company and its shareholders. A transaction which is negotiated and approved by the Board of Directors can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its shareholders, with due consideration given to matters such as the management and business of the acquiror, the interests of other constituencies of the Company and maximum strategic development of the assets of the Company.

     By contrast, the Board of Directors believes that non-negotiated takeover attempts present to shareholders the risk of a sale on terms which may be less favorable than might otherwise be available. Such offers may be timed to exploit fluctuations in the stock market to capture for the acquiror, at the expense of the target company's public shareholders, the intrinsic value of the target company's capital stock. Moreover, although a tender offer or other takeover attempt may be made at a price substantially above the prevailing market price for the target company's shares, such offers are sometimes made for less than all of the outstanding target company shares, presenting shareholders with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to, or as attractive as, those of the remaining shareholders. Such offers may also be made for illegitimate or improper purposes (such as "greenmail") which seek to enrich the bidder at the expense of the target company and its shareholders and may cause significant disruption of the target company's business and management.

     Accordingly, the Board of Directors believes that the provisions described below, which encourage potential acquirors to negotiate with the Board of Directors and discourage the use of improper and coercive tactics, are in the best interests of the Company and its shareholders. In addition to such provisions, the Board of Directors may, in the future, adopt other measures designed to discourage non-negotiated takeover attempts, including a shareholder rights plan. The Board of Directors currently is not aware of any plan by any third party to effect a change of control in the Company.

     Authorized But Unissued Shares. The Company's Amended and Restated Articles of Incorporation will authorize the issuance of up to 1,000,000 Serial Preferred Shares. In addition, after giving effect to this Offering, approximately,
               Common Shares will be authorized but unissued and not reserved for issuance. An effect of the existence of authorized but unissued Common Shares and Serial Preferred Shares may be to enable the Board of Directors to render more difficult or discourage a transaction to obtain control of the Company by issuing such shares without shareholder approval in transactions which dilute voting or other rights of the proposed acquiror. The Company has no present plans or intentions to issue any of such shares and has no current plans to adopt other such measures.

     Classified Board; No Cumulative Voting. The Company's organizational documents will provide for a classified Board of Directors, consisting of two
(2) classes with three (3) year terms, and no cumulative voting in the election of directors. Such provisions may discourage purchases of a significant minority position because they tend to delay and render more difficult a purchaser's ability to obtain control of the Board of Directors. Although directors of the Company may be removed without cause, the Company's Amended and Restated Regulations will require the affirmative vote of at least 80% of the then-outstanding shares entitled to vote in an election of directors, taken as a single class, to remove any director.

     Special Vote Required to Approve Certain Control Share
Acquisitions. Article SIXTH of the Company's Amended and Restated Articles of Incorporation ("Article SIXTH") will be substantially identical to the Ohio Control Share Acquisition Statute, Section 1701.831 of the Ohio Revised Code, as currently in effect, although Article SIXTH will provide for remedies and a level of director discretion with regard to calling a meeting of shareholders not otherwise found in Section 1701.831. The Company's Amended and Restated Articles of Incorporation will provide that the Ohio Control Share Acquisition
Statute, as in effect on September   , 1998, shall not apply to acquisitions of
its shares.

     Article SIXTH will provide that no person (or entity or group) shall make a Control Share Acquisition (as defined below) without first obtaining the authorization of the Company's shareholders in accordance with certain procedural requirements. A "Control Share Acquisition" is generally any acquisition, directly or indirectly, of shares of the Company which, when added to all other shares of the Company owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of the voting power of the Company in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power. Article SIXTH will provide that any shareholder whose ownership of Common Shares as of the date of the Double Spin-Off would be in one of the ranges of voting power shall not be required to obtain any shareholder approval for ownership within such range but would be required to obtain shareholder approval for acquisitions of Common Shares that would cause such shareholder's holdings to move to a greater range.

     Article SIXTH will require that the person proposing to make a Control Share Acquisition deliver a notice to the Company containing, among other things, a description of the terms of the proposed acquisition and reasonable evidence that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the person who is giving the Notice has the financial capacity to make such acquisition. Within 50 days of its receipt of such notice, the Board of Directors must call and hold a special meeting of shareholders to vote on the proposed Control Share Acquisition unless it has determined that (i) the notice was not given in good faith,

(ii) the proposed Control Share Acquisition would not be in the best interests of the Company or (iii) the proposed Control Share Acquisition could not be consummated for financial or legal reasons.

     Article SIXTH will provide that in determining whether the proposed Control Share Acquisition would be in the best interests of the Company, a director must consider the interests of the Company's shareholders and has the discretion to consider any of the following: the interests of the Company's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; and the long term as well as short term interests of the Company and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. Article SIXTH will also provide that a determination by the Board of Directors that such a special meeting of shareholders should not be called shall not be deemed void or voidable merely because one or more of its directors or officers who participated in making such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For these purposes, a "disinterested director" means a director whose material contacts with the Company are limited principally to activities as a director or shareholder. A director would not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

     If a special meeting is to be held, the Company's notice to shareholders must include or be accompanied by both the notice submitted to the Company by the person proposing to make a Control Share Acquisition and a statement by the Company of its position or recommendation with respect to such acquisition or a statement that it has not taken a position or made a recommendation.

     For purposes of Article SIXTH, the person who delivered the notice may make the proposed Control Share Acquisition if both of the following occur: (i) the shareholders of the Company authorize such acquisition by an affirmative vote of a majority of (A) all voting shares represented at such meeting and (B) all voting shares represented at such meeting which are not "Interested Shares" (as defined below); and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than 360 days following shareholder authorization of the Control Share Acquisition.

     Subject to certain exclusions, the term "Interested Shares" generally refers to voting shares held or controlled by: (i) the person whose notice prompted the calling of the special meeting of shareholders; (ii) any officer of the Company elected or appointed by the directors of the Company; (iii) any employee of the Company who is also a director of the Company; (iv) any person who acquired his shares, directly or indirectly, for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition and ending on the record date of the special meeting if (A) the aggregate consideration paid by such acquiring person for such shares exceeds $250,000 or (B) the number of shares acquired by such acquiring person exceeds one-half of one percent of the outstanding voting shares of the Company; and (v) any person who transfers voting shares for valuable consideration after the record date of the special meeting as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

     Article SIXTH will provide that the issuance or transfer of any shares in violation of Article SIXTH ("Excess Shares") will be null and void. In the event the Company is not permitted to treat an issuance or transfer of Excess Shares as null and void, Article SIXTH will further provide that the holders of Excess Shares will be deemed to hold such shares as agents of the Company. During the time when such shares are considered Excess Shares, they will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to the Excess Shares. Following a transfer of such shares to a person in whose hands such shares do not constitute Excess Shares, the Company will distribute to such transferee any dividends or other distributions which accrued on such shares and were not previously paid or distributed.

     Special Vote Required for Certain Amendments to Organizational
Documents. Certain provisions of the Company's Amended and Restated Articles of Incorpoartion, such as those set forth in Article SIXTH (control share acquisitions), will not be subject to amendment, alteration or repeal except by the affirmative vote of at least 80% of the outstanding voting shares of the Company. Such 80% vote will also required to amend, alter or repeal any of the provisions of Section 7 (number of directors), Section 9 (classification, election and term of office of directors) or Section 10 (removal of directors) of the Company's Amended and Restated Regulations, unless such amendment has been recommended by at least two-thirds of the Continuing Directors. As used in the Company's Amended and Restated Regulations, the term "Continuing Directors" generally will mean, as of any date of determination, members of the Board of Directors who were either elected as initial directors of the Company (the three current directors) or were nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors in office at the time of such nomination or election.

     Other Provisions. Certain other provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Regulations may also tend to discourage attempts to acquire control of the Company. These include advance notice requirements for director nominations and shareholder proposals, provisions which require the unanimous written consent of the holders of all voting shares in order for the shareholders to take action without a meeting, provisions which permit a special meeting to be called by shareholders only with the approval of the holders of 50% or more of outstanding voting shares, provisions which permit shareholders to set the number of directors only upon the recommendation of the Board of Directors, and provisions which permit the Company to repurchase outstanding shares of its capital stock as permitted by law.

TRANSACTIONS AND RELATIONSHIPS WITH INTERESTED PARTIES

     The Amended and Restated Articles of Incorporation will contain certain provisions intended to clarify the duties and obligations of directors and officers of the Company with respect to related party transactions. The Amended and Restated Articles of Incorporation will provide that no contract or arrangement between the Company and Essef, or between the Company and any director or officer of the Company or Essef, will be void or voidable solely because: (i) Essef or such officer or director is a party; or (ii) such officer or director participated in, or voted with respect to, the authorization of such contract or arrangement. Further, the Amended and Restated Articles of Incorporation will provide that neither Essef nor any of its officers or directors are liable to the Company or its shareholders for breach of any fiduciary duty or duty of loyalty, failure to act in the best interests of the Company, or the derivation of any improper personal benefit, if they in good faith take any action or exercise any right in connection with a contract or arrangement between the Company and Essef.

CERTAIN LAWS

     The Company is subject to Chapter 1704 of the Ohio Revised Code ("Chapter 1704"). Under Chapter 1704, the Company may not engage in a Chapter 1704 transaction (a term that broadly includes mergers, assets and stock sales and other financing transactions) with an interested shareholder (a person or entity that controls 10% or more of the Company's voting power) for three years after the interested shareholder became such unless the directors of the Company approved the transaction or the purchase of shares by the interested shareholder in advance. Chapter 1704 transactions between an interested shareholder who has held such shares for three years and the Company that were not approved by the directors in advance are subject to additional shareholder approval requirements or fairness criteria. The provisions of Chapter 1704 may deter or prevent takeover bids that have not been approved in advance by the directors and may decrease the chances of shareholders realizing a premium over market price for their Common Shares as a result of such a takeover bid.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     Prior to the Offering there has been no market for the Common Shares of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Shares in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk
Factors -- Shares Eligible for Future Sale."

     Upon consummation of the Offering, the Company will have           Common
Shares outstanding (          Common Shares if the Underwriters' over-allotment
option is exercised in full), of which           will be freely tradable without
restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the
resale limitations, described below, of Rule 144. The remaining           shares
(          shares if the Underwriters' over-allotment option is exercised in full) are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under
the Securities Act. An aggregate of           Common Shares held by existing
Shareholders of the Company upon completion of the Offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemption provided by Rule
144 under the Securities Act. An aggregate of           (          shares if the
Underwriters' over-allotment option is exercised in full) of such restricted shares will be eligible for sale under Rule 144 (subject to certain recurring three-month volume limitations prescribed by Rule 144 and the lock-up arrangements with the Underwriters described in the following paragraph) commencing 90 days after the Offering, and the balance will become so eligible at various times commencing thereafter. See "Risk Factors -- Shares Eligible for Future Sale."

     Essef Corporation and all of the directors and executive officers of the
Company, beneficially holding in the aggregate           Common Shares upon
consummation of the Offering, have agreed with the Underwriters not to sell or otherwise dispose of any of those Common Shares for a period of 90 days after the date of this Prospectus without the written consent of the Representatives; provided, however, that within such 90-day period, the Essef Group may consummate the Double Spin-Off. If the Double Spin-Off is completed, all Common Shares will be freely tradable except for any Common Shares that are held by affiliates of the Company or that are otherwise subject to the restrictions of Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company or the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Shares (approximately shares immediately after the Offering) or the average weekly reported volume of trading of the Common Shares on the Nasdaq National Market during the four calendar weeks preceding such sale. Under Rule 144, the holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of currently public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Beginning 90 days after the date of this Prospectus,
approximately           Common Shares will be eligible for sale in the public
market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.

     The Company intends to file a registration statement under the Securities Act to register Common Shares reserved for issuance under the 1998 Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. The Company has reserved up to 1,000,000 Common Shares for issuance under the 1998 Plan. See
"Management -- Long-Term Incentive Plan."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, each of the underwriters named below (the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the respective number of Common Shares set forth opposite the name of such Underwriter at the public offering price less the underwriting discount set forth on the cover page of this Prospectus.

                                                                NUMBER OF
                        UNDERWRITERS                             SHARES
                        ------------                            ---------
McDonald & Company Securities, Inc..........................
Friedman, Billings, Ramsey & Co., Inc.......................
Morgan Keegan & Company, Inc................................
                                                                ---------
          Total.............................................
                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Shares offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Common Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

     The Underwriters, for whom McDonald & Company Securities, Inc., Friedman, Billings, Ramsey & Co., Inc. and Morgan Keegan & Company, Inc. are acting as Representatives (the "Representatives"), propose to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a
price which represents a concession not in excess of $     per share under the
public offering price. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $     per share to certain other dealers. After
the Offering, the offering price and other selling terms may be changed. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional Common Shares at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.

     The Company, Essef and other affiliates of the Company, who beneficially
hold an aggregate of           Common Shares, have agreed that, for a period of
90 days following the date of this Prospectus, they will not, without the prior written consent of the Representatives, offer, sell, contract to sell, or otherwise dispose of any Common Shares of the Company (other than shares offered pursuant to this Prospectus) or any securities convertible into, or exercisable or exchangeable for Common Shares of the Company without the prior written consent of the Underwriters, other than, in the case of the Company, in certain limited circumstances and, in the case of the Essef Group companies, in the Double Spin-Off. If the Double Spin-Off is completed, all Common Shares will be freely tradable except for any Common Shares that are held by affiliates of the Company or that are otherwise subject to Rule 144.

     Prior to the Offering, there has not been any public market for the Common Shares of the Company. Consequently, the initial public offering price for the Common Shares included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Squire, Sanders & Dempsey L.L.P. has rendered an opinion as to the validity of the Common Shares offered hereby. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Thompson Hine & Flory LLP.

                                    EXPERTS

     The financial statements of Anthony & Sylvan Pools Corporation as of December 31, 1997 and for the eight months then ended, and the financial statements of Anthony & Sylvan Pools, Inc. as of December 31, 1996 and for the four month period ended April 30, 1997 and the years ended December 31, 1996 and 1995, included in this Registration Statement and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the Common Shares offered in the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

     The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http:www.sec.gov.

     Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses, and may be accessed electronically at the Uniform Resource Locator, set forth above.

     Statements contained in this Prospectus as to the contents of any agreement, contract or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement, contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ANTHONY & SYLVAN POOLS CORPORATION
  Condensed Financial Statements for the Four Months Ended
     April 30, 1997, the Two Months Ended June 30, 1997, and
     the Six Months Ended June 30, 1998.....................  F-2
  Financial Statements for the Eight Months Ended December
     31, 1997...............................................  F-8

ANTHONY & SYLVAN POOLS, INC.
  Financial Statements for the Years Ended December 31, 1995
     and 1996 and the Four Months Ended April 30, 1997......  F-18

ANTHONY & SYLVAN POOLS CORPORATION

CONDENSED FINANCIAL STATEMENTS
FOR THE FOUR MONTHS ENDED APRIL 30, 1997,
THE TWO MONTHS ENDED JUNE 30, 1997
AND THE SIX MONTHS ENDED JUNE 30, 1998

                       ANTHONY & SYLVAN POOLS CORPORATION

                       UNAUDITED CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
Current Assets:
  Cash and cash equivalents.................................    $   411
  Contract receivables, net of allowance for doubtful
     accounts of $767.......................................      9,730
  Inventories...............................................      6,648
  Prepayments and other.....................................        225
  Deferred income taxes.....................................      1,415
                                                                -------
          Total current assets..............................     18,429
Property, Plant and Equipment, at cost:
  Land......................................................      1,160
  Buildings.................................................      3,184
  Machinery and equipment...................................      5,076
                                                                -------
          Total.............................................      9,420
  Less accumulated depreciation.............................      1,268
                                                                -------
          Net property, plant and equipment.................      8,152
Other Assets:
  Goodwill, net of accumulated amortization.................     24,157
  Other.....................................................        664
                                                                -------
          Total other assets................................     24,821
                                                                -------
          TOTAL ASSETS......................................    $51,402
                                                                =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Current maturities of long-term debt......................    $   286
  Accounts payable..........................................      6,453
  Accrued expenses..........................................     10,811
                                                                -------
          Total current liabilities.........................     17,550
Long-Term Debt..............................................        380
Other Long-Term Liabilities.................................      1,083
Commitments and Contingencies...............................         --
Payable to Essef Corporation................................     26,750
Shareholder's Equity:
  Common Shares, no par value; 1,000 shares authorized, 100
     shares issued and outstanding..........................         --
  Retained Earnings.........................................      5,639
                                                                -------
          Total Shareholder's Equity........................      5,639
                                                                -------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........    $51,402
                                                                =======

                  See notes to condensed financial statements.

                       ANTHONY & SYLVAN POOLS CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS

                   FOR THE FOUR MONTHS ENDED APRIL 30, 1997,
                     THE TWO MONTHS ENDED JUNE 30, 1997 AND
                       THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                           FOUR MONTHS ENDED    TWO MONTHS ENDED    SIX MONTHS ENDED
                                            APRIL 30, 1997       JUNE 30, 1997       JUNE 30, 1998
                                               (AUDITED)          (UNAUDITED)         (UNAUDITED)
                                           -----------------    ----------------    ----------------
Net sales................................       $28,883             $29,374             $70,455
Cost of sales............................        22,291              20,497              50,597
                                                -------             -------             -------
Gross profit.............................         6,592               8,877              19,858
Operating expenses:
  Selling................................         6,073               3,596              11,439
  Administrative.........................         3,980               1,420               5,632
                                                -------             -------             -------
          Total operating expenses.......        10,053               5,016              17,071
                                                -------             -------             -------
(Loss)/income from operations............        (3,461)              3,861               2,787
Interest and other expense...............           303                 387               1,026
                                                -------             -------             -------
(Loss)/income before income taxes........        (3,764)              3,474               1,761
(Benefit)/provision for income taxes.....        (1,350)              1,251                 675
                                                -------             -------             -------
Net (loss)/income........................       $(2,414)            $ 2,223             $ 1,086
                                                =======             =======             =======

                  See notes to condensed financial statements.

                       ANTHONY & SYLVAN POOLS CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                   FOR THE FOUR MONTHS ENDED APRIL 30, 1997,
                     THE TWO MONTHS ENDED JUNE 30, 1997 AND
                       THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                           FOUR MONTHS ENDED    TWO MONTHS ENDED    SIX MONTHS ENDED
                                            APRIL 30, 1997       JUNE 30, 1997       JUNE 30, 1998
                                               (AUDITED)          (UNAUDITED)         (UNAUDITED)
                                           -----------------    ----------------    ----------------
Cash Flows For Operating Activities:
  Net (loss)/income......................       $(2,414)            $ 2,223             $ 1,086
Adjustments to reconcile net
  (loss)/income to net cash provided by
  operating activities:
  Depreciation and amortization..........           470                 267               1,010
  Non-cash interest......................           116                  --                  --
  Deferred income taxes..................          (914)                 --                  47
Changes in operating assets and
  liabilities net of assets acquired:
  Contract receivables...................           491                (823)             (2,558)
  Inventories............................        (1,031)                210              (2,212)
  Prepayments and other..................           218                 110                 313
  Accounts payable.......................         3,251                  75                 915
  Accrued expenses.......................         1,834              (1,703)              2,265
                                                -------             -------             -------
     Cash provided by operating
       activities........................         2,021                 359                 866
                                                -------             -------             -------
Cash Flows For Investing Activities:
  Additions to property, plant and
     equipment...........................          (259)               (118)             (1,379)
  Business Acquisition...................            --                  --              (1,813)
                                                -------             -------             -------
     Cash used in investing activities...          (259)               (118)             (3,192)
                                                -------             -------             -------
Cash Flows From Financing Activities:
  Net transactions with GAI/Essef
     Corporation.........................        (7,224)              1,871               2,226
  Proceeds from/(repayment of) long-term
     debt................................         3,675                 (97)               (192)
                                                -------             -------             -------
     Cash (used in)/provided by financing
       activities........................        (3,549)              1,774               2,034
                                                -------             -------             -------
Net (decrease)/increase in cash and cash
  equivalents............................        (1,787)              2,015                (292)
Cash and cash equivalents:
  Beginning of period....................         1,832                  45                 703
                                                -------             -------             -------
  End of period..........................       $    45             $ 2,060             $   411
                                                =======             =======             =======
Supplemental cash flow information:
  Interest paid..........................       $   272                 395             $ 1,002
  Income taxes paid, net.................       $    --             $ 1,251             $   675
Non-cash financing and investing
  activities:
  Business acquisition with Parent stock
     charged through inter-company
     payable.............................       $    --             $    --             $   744

                  See notes to condensed financial statements.

                       ANTHONY & SYLVAN POOLS CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                   FOR THE FOUR MONTHS ENDED APRIL 30, 1997,
                       THE TWO MONTHS ENDED JUNE 30, 1997
                     AND THE SIX MONTHS ENDED JUNE 30, 1998

1. BASIS OF PRESENTATION

     Anthony & Sylvan Pools Corporation (the "Company") is the largest residential in-ground concrete swimming pool sales and installation business in the United States and operates in the swimming pool installation segment.

     On May 1, 1997, substantially all of Anthony & Sylvan, Inc.'s operating assets were acquired and certain of its liabilities assumed by Essef Corporation and subsidiaries (the "Parent") through Anthony & Sylvan Pools Corporation as part of an acquisition transaction with General Aquatics, Inc. ("GAI") of which Anthony & Sylvan, Inc. was a subsidiary. The accompanying financial statements for the four months ended April 30, 1997 are presented under the Company's historical basis of accounting and do not reflect any adjustments which would be required as a result of the acquisition by Essef Corporation. The financial statements for the two months ended June 30, 1997 and the six months ended June 30, 1998 are for the period subsequent to the acquisition and contemplate the adjustments required under the purchase method of accounting. Company management believes that the financial statements reflect all material expenses of the Company assuming the Company were organized as a stand-alone legal entity including specifically identifiable costs incurred by the Parent on behalf of, and charged to, the Company.

2. INTERIM UNAUDITED FINANCIAL STATEMENTS

     The accompanying balance sheet as of June 30, 1998, and the statements of operations and cash flows for the six months ended June 30, 1998, and the two months ended June 30, 1997 are unaudited. In the opinion of management, these interim unaudited financial statements have been prepared on the same basis as the audited financial statements for the eight months ended December 31, 1997 and include all adjustments, consisting of only normal and recurring adjustments, necessary for fair presentation of the interim period. The disclosures in the notes related to these unaudited interim financial statements are also unaudited. The unaudited condensed statement of income for the six months ended June 30, 1998 is not necessarily indicative of the results to be expected for the full year.

3. INITIAL PUBLIC OFFERING AND SPIN-OFF

     In May 1998, the Parent announced its intention to separate from the Parent its swimming pool sales and installation business and the associated assets and liabilities of such business which comprise the Company. To accomplish the separation the Parent plans to commence an initial public offering for 15 to 20 percent of the Company's shares. The Parent also plans to distribute the remaining shares of the Company to the Parent's shareholders. Such distribution is contingent on, among other things, the distribution qualifying as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986. The Company and Parent have entered, or will enter, into on or prior to the consummation of the initial public offering certain arrangements governing various interim and ongoing relationships between the companies, including agreements that will provide for administrative services, tax allocations, inter-company borrowings and indemnification. Immediately prior to the initial public offering, the Company will amend its articles of incorporation to provide for the issuance of up to 49,000,000 shares of common stock. Additionally, prior to the offering the Company will establish a long-term incentive plan under which certain employees and directors will be issued options to purchase common shares of the Company (the "Long-Term Incentive Plan"). The number of options issued under the Long-Term Incentive Plan will not exceed 1,000,000. As the number of shares that will be outstanding after the initial public offering is uncertain at this time, pro forma earnings per share has not been presented.

                       ANTHONY & SYLVAN POOLS CORPORATION

                   FOR THE FOUR MONTHS ENDED APRIL 30, 1997,
                       THE TWO MONTHS ENDED JUNE 30, 1997
                     AND THE SIX MONTHS ENDED JUNE 30, 1998

4. RELATED PARTY TRANSACTIONS

     With the exception of certain capitalized lease obligations, the Company does not have external sources of borrowings and, as such, relies upon the Parent as its primary source of funding. The Parent provides funding through an inter-company debt arrangement under which borrowings available to the Company are subject to the terms, conditions and covenants of the Parent's credit agreement and limited to the availability thereunder. This inter-company account is used to provide working capital funding and to account for the centralized cash management program. Interest was charged on the average outstanding payable at a fixed rate of 7.5% for the six months ended June 30, 1998. Total interest charges on the inter-company account for the six months ended June 30, 1998 and for the two months ended June 30, 1997 were $972,000 and $395,000, respectively.

5. ACQUISITION OF TANGO POOLS

     On January 21, 1998, the Company acquired the net operating assets of Tango Pools. Tango Pools, with sales of approximately $18,000,000 for the year ended December 31, 1997, is a leading installer of residential in-ground concrete swimming pools in Las Vegas, Nevada. The acquisition was accounted for as a purchase, and thus, the purchase price has been allocated to the assets and liabilities based on their estimated fair value as of the date of acquisition. The results of operations shown in these statements reflect Tango Pools' results since the date of acquisition. The cost in excess of the fair value of the net assets acquired is being amortized on a straight line basis over forty years.

6. SHAREHOLDER'S EQUITY

     Shareholder's equity consisted of the following for the six months ended June 30, 1998 (dollars in thousands):

                                            COMMON SHARES    RETAINED EARNINGS    TOTAL
                                            -------------    -----------------    ------
Balance, January 1, 1998..................     $    --            $4,553          $4,553
  Net income..............................          --             1,086           1,086
                                               -------            ------          ------
Balance, June 30, 1998....................     $    --            $5,639          $5,639
                                               =======            ======          ======

7. LITIGATION

     Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the results of all such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

8. SUBSEQUENT EVENT

     On August 26, 1998, the Company acquired the net operating assets of Pools by Andrews, Inc. Pools by Andrews, with sales of approximately $27,000,000 for the year ended December 31, 1997, is one of the largest installers of residential in-ground concrete swimming pools in Florida with offices serving Miami, Ft. Lauderdale, Palm Beach, Orlando, Jacksonville, Tampa and Fort Myers. The acquisition, accounted for as a purchase, was funded through a charge to the Company's payable to Parent.

ANTHONY & SYLVAN POOLS CORPORATION

FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED
DECEMBER 31, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders,
Anthony & Sylvan Pools Corporation

     We have audited the accompanying balance sheet of Anthony & Sylvan Pools Corporation (the "Company") as of December 31, 1997 and the related statements of income, and cash flows for the eight months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and the results of its operations and its cash flows for the eight months ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Cleveland, Ohio
September 15, 1998

                       ANTHONY & SYLVAN POOLS CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1997

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
Current Assets:
  Cash and cash equivalents.................................    $   703
  Contract receivables, net of allowance for doubtful
     accounts of $708.......................................      5,912
  Inventories...............................................      4,144
  Prepayments and other.....................................        506
  Deferred taxes............................................      1,445
                                                                -------
          Total current assets..............................     12,710
Property, Plant and Equipment, at cost:
  Land......................................................      1,160
  Buildings.................................................      2,893
  Machinery and equipment...................................      3,759
                                                                -------
          Total.............................................      7,812
  Less accumulated depreciation.............................        578
                                                                -------
          Net property, plant and equipment.................      7,234
Other Assets:
  Goodwill, net of accumulated amortization.................     22,084
  Other.....................................................        592
                                                                -------
          Total other assets................................     22,676
                                                                -------
          TOTAL ASSETS......................................    $42,620
                                                                =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Current maturities of long-term debt......................    $   403
  Accounts payable..........................................      4,329
  Accrued expenses..........................................      7,970
                                                                -------
          Total current liabilities.........................     12,702
Long-Term Debt..............................................        455
Other Long-Term Liabilities.................................      1,130
Commitments and Contingencies...............................         --
Payable to Essef Corporation................................     23,780
Shareholder's Equity:
  Common shares, no par value; 1,000 shares authorized, 100
     shares issued and outstanding..........................         --
  Retained earnings.........................................      4,553
                                                                -------
          Total Shareholder's Equity........................      4,553
                                                                -------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........    $42,620
                                                                =======

                       See notes to financial statements.

                       ANTHONY & SYLVAN POOLS CORPORATION

                              STATEMENT OF INCOME

                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

Net sales...................................................    $98,829
Cost of sales...............................................     70,814
                                                                -------
Gross profit................................................     28,015
Operating expenses:
  Selling...................................................     13,578
  Administrative............................................      5,598
                                                                -------
          Total operating expenses..........................     19,176
                                                                -------
Income from operations......................................      8,839
Interest and other expense..................................      1,637
                                                                -------
Income before income taxes..................................      7,202
Provision for income taxes..................................      2,649
                                                                -------
Net income..................................................    $ 4,553
                                                                =======

                       See notes to financial statements.

                       ANTHONY & SYLVAN POOLS CORPORATION

                            STATEMENT OF CASH FLOWS

                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

Cash Flows For Operating Activities:
  Net income................................................    $  4,553
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization..........................       1,070
     Deferred income taxes..................................          32
  Changes in operating assets and liabilities net of assets
     acquired:
     Contract receivables...................................      (1,931)
     Inventories............................................       1,671
     Prepayments and other..................................        (158)
     Accounts payable.......................................      (2,079)
     Accrued expenses.......................................      (3,845)
                                                                --------
     Cash used in operating activities......................        (687)
                                                                --------
Cash Flows For Investing Activities:
     Additions to property, plant and equipment.............      (1,019)
                                                                --------
     Acquisition of the Company.............................     (21,065)
     Cash used in investing activities......................     (22,084)
Cash Flows From Financing Activities:
     Net transactions with Essef Corporation................      23,780
     Repayments of long-term debt...........................        (351)
                                                                --------
     Cash provided by financing activities..................      23,429
                                                                --------
Increase in cash and cash equivalents.......................         658
Cash and cash equivalents:
  Beginning of period.......................................          45
                                                                --------
  End of period.............................................    $    703
                                                                ========
Supplemental Cash Flow Information:
  Interest paid.............................................    $  1,615
  Income taxes paid.........................................    $  2,617

                       See notes to financial statements.

                       ANTHONY & SYLVAN POOLS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- Anthony & Sylvan Pools Corporation (the "Company") is the largest residential in-ground concrete pool sales and installation business in the United States and operates in the pool installation segment.

     On May 1, 1997, substantially all of Anthony & Sylvan, Inc.'s operating assets were acquired and certain of its liabilities were assumed by Essef Corporation and subsidiaries (the "Parent") through Anthony & Sylvan Pools Corporation as part of an acquisition transaction with General Aquatics, Inc. of which Anthony & Sylvan, Inc. was a subsidiary. The accompanying financial statements include the results of operations for the Company from the date of acquisition. Company management believes that the financial statements reflect all material expenses of the Company assuming the Company were organized as a stand-alone legal entity including specifically identifiable costs incurred by the Parent on behalf of, and charged to, the Company.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid short-term investments with initial maturities of three months or less to be cash equivalents.

     FINANCIAL INSTRUMENTS -- The Company has financial instruments which consist primarily of cash and cash equivalents, receivables, payables and debt instruments. The Company has determined that the estimated fair value of its financial instruments approximates carrying value.

     The Company is subject to concentrations of credit risk with respect to contract receivables which is limited due to the large number of customers comprising the Company's customer base and their geographical dispersion.

     INVENTORIES -- Inventories consist primarily of goods purchased for installation in pools and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 1997, the Company has a $485,000 reserve on these inventories.

     FIXED ASSETS -- Depreciation is computed using the straight-line method for financial reporting purposes. Accelerated methods are used for tax reporting purposes. Assets, valued at cost, are generally being depreciated over their useful lives as follows: buildings, 30 years; and machinery and equipment, 3 to 15 years.

     GOODWILL -- Goodwill arising from the acquisition of the Company by the Parent is being amortized using the straight-line method over forty years. Accumulated amortization at December 31, 1997 was $373,000. The Company periodically evaluates the recoverability of goodwill by comparing the book value of such assets to expected future cash flows, on an undiscounted basis, over the remaining amortization period of the asset. At December 31, 1997, no such impairment has been recorded.

     WARRANTY -- Losses associated with warranty claims are accrued based on the Company's estimate of the aggregate liability for claims based on the Company's experience and the expected timing of payments. The portion of claims the Company estimates will not be paid within one year is included in other long-term liabilities.

     INCOME TAXES -- The Company is included in the consolidated federal income tax return of the Parent. All tax amounts have been recorded as if the Company filed separate federal and state tax returns. The provision for income taxes included in the statement of income includes federal, state and local taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and has been computed as if the Company was a stand-alone entity. The accompanying balance sheet includes deferred tax amounts applicable to the Company.

     REVENUE RECOGNITION -- Revenue from pool installation contracts is recognized on the percentage-of-completion accounting method based on the proportion of total costs incurred on the contract as a percentage of

                       ANTHONY & SYLVAN POOLS CORPORATION

                               DECEMBER 31, 1997

total estimated contract costs. Revisions in cost and revenue estimates are reflected in the period in which the facts requiring such revisions become known. Provision is made currently for estimated losses on uncompleted installations. The majority of the Company's contracts call for progress payments to be made in advance of completing individual phases of the installation until the final phases of installation, at which time the remaining portion is recognized as a contract receivable. Progress payments in excess of revenue recognized are classified as billings in excess of costs and estimated earnings on uncompleted contracts and are included in accrued expenses. Unbilled contract receivables are not material at any point in time.

     Contract costs include direct material, labor, subcontract costs and overheads. Selling and administrative expenses are charged to income as incurred.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. INITIAL PUBLIC OFFERING AND SPIN-OFF

     In May 1998, the Parent announced its intention to separate from the Parent its swimming pool sales and installation business and the associated assets and liabilities of such business which comprise the Company. To accomplish the separation, the Parent plans to commence an initial public offering for 15 to 20 percent of the Company's shares. The Parent also plans to distribute the remaining shares of the Company to the Parent's shareholders. Such distribution is contingent, on, among other things, the distribution qualifying as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986. The Company and Parent have entered, or will enter, into on or prior to the consummation of the initial public offering certain arrangements governing various interim and ongoing relationships between the companies, including agreements that will provide for administrative services, tax allocations, intercompany borrowings and indemnification. Immediately prior to the initial public offering, the Company will amend its articles of incorporation to provide for the issuance of up to 49,000,000 common shares. Additionally, prior to the offering the Company will establish a long-term incentive plan under which certain employees and directors will be issued options to purchase common shares of the Company (the "Long-Term Incentive Plan"). The number of options issued under the Long-Term Incentive Plan will not exceed 1,000,000. As the number of shares that will be outstanding after the initial public offering is uncertain at this time, pro forma earnings per share has not been presented.

3. RELATED PARTY TRANSACTIONS

     With the exception of certain capitalized lease obligations, the Company does not have external sources of borrowings and, as such, relies upon the Parent as its primary source of funding. The Parent provides funding through an inter-company debt arrangement under which borrowings available to the Company are subject to the terms, conditions and covenants of the Parent's credit agreement, and limited to the availability thereunder. This inter-company account is used to provide working capital funding and to account for the centralized cash management program. Interest was charged on the average outstanding payable at a fixed rate of 10.25% for the eight month period. Total interest charges on the inter-company account for the eight months ended December 31, 1997 were $1,601,000.

     The Parent manages consolidated domestic cash flows. Pursuant to this cash management program the Company transfers any accumulated cash surplus to the Parent's accounts and the Parent funds cash disbursements, as needed, to maintain minimum account balances. Such cash flow activities serve to increase or decrease the Company's debt with the Parent.

                       ANTHONY & SYLVAN POOLS CORPORATION

                               DECEMBER 31, 1997

     The Company also purchases swimming pool and spa equipment used in its swimming pool installations from other companies who are also wholly owned subsidiaries of the Parent. These purchases are made on an arms length basis, on terms similar to those to which those Companies sell to their other customers and are not subject to any long term supply agreements. Total purchases from related Companies for the eight months ended December 31, 1997, were approximately $2,030,000. Amounts payable by the Company to related companies of $287,000 are included in accounts payable at December 31, 1997.

4. BUSINESS ACQUISITION

     On May 1, 1997, substantially all of the Company's assets were acquired and certain of its liabilities were assumed by the Parent as part of an acquisition transaction with the Company's former parent, General Aquatics, Inc. The acquisition was accounted for as a purchase, and thus, the purchase price has been allocated to the assets and liabilities based on their estimated fair value as of the date of acquisition. The results of operations shown in these statements reflect the Company's results since the date of acquisition. The cost in excess of the fair value of the net assets acquired is being amortized on a straight line basis over forty years.

     The following table is a summary of the allocation of purchase price to the Company (dollars in thousands):

Fair value of identifiable assets acquired..................    $19,077
Costs in excess of net assets acquired......................     22,457
Less liabilities assumed....................................    (20,469)
                                                                -------
Net cash paid for acquisition...............................    $21,065
                                                                =======

5. SHAREHOLDER'S EQUITY

     Shareholder's equity consisted of the following for the eight months ended December 31, 1997 (dollars in thousands):

                                                   COMMON    RETAINED
                                                   SHARES    EARNINGS    TOTAL
                                                   ------    --------    ------
Balance, May 1, 1997.............................  $  --      $   --     $   --
  Net income.....................................     --       4,553      4,553
                                                   ------     ------     ------
Balance, December 31, 1997.......................  $  --      $4,553     $4,553
                                                   ======     ======     ======

6. ACCRUED EXPENSES

     Accrued expenses consisted of the following at December 31, 1997 (dollars in thousands):

Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................    $2,802
Warranty....................................................     1,867
Accrued compensation........................................     1,787
Other.......................................................     1,514
                                                                ------
          Total.............................................    $7,970
                                                                ======

                       ANTHONY & SYLVAN POOLS CORPORATION

                               DECEMBER 31, 1997

7. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 (dollars in thousands):

Capital lease obligations...................................    $ 858
Less current maturities.....................................     (403)
                                                                -----
          Total.............................................    $ 455
                                                                =====

     The Company has capital leases for the purchase of automobiles and other equipment with a net book value of $560,000 at December 31, 1997. The leases are collateralized by the automobiles and the equipment purchased. At December 31, 1997, the total future minimum payments under these leases were $1,080,000, with $222,000 representing payments for future interest at an average interest rate of approximately 10%.

     Aggregate maturities of long-term debt are the following: 1998, $403,000; 1999, $231,000; 2000, $152,000; and 2001, $72,000.

8. INCOME TAXES

     The significant components of the provision for income taxes are as follows for the eight months ended December 31, 1997 (dollars in thousands):

Current:
  Federal...................................................  $2,397
     State..................................................     220
                                                              ------
          Total current.....................................   2,617
                                                              ------
Deferred:
  Federal...................................................      30
  State.....................................................       2
                                                              ------
     Total deferred.........................................      32
                                                              ------
          Total.............................................  $2,649
                                                              ======

     The Company's deferred tax assets at December 31, 1997 are comprised primarily of non-deductible accruals for doubtful accounts and warranty expenses and reserves for inventory obsolescence.

     The consolidated tax provision differs from the tax provision computed at the statutory United States tax rate of 34% for 1997 as follows (dollars in thousands):

Tax provision at statutory Federal rate.....................    $2,449
State income taxes..........................................       147
Other items, net............................................        53
                                                                ------
Provision for income taxes..................................    $2,649
                                                                ======

                       ANTHONY & SYLVAN POOLS CORPORATION

                               DECEMBER 31, 1997

9. OPERATING LEASES

     The Company leases certain of its facilities and equipment. Total rental expenses under operating leases were approximately $1,046,000 for the eight months ended December 31, 1997. Minimum annual rental commitments for the next five years under non-cancelable operating leases are the following: 1998, $1,774,000; 1999, $1,627,000; 2000, $1,272,000; 2001 $847,000; 2002 $547,000;
and $247,000 thereafter.

10. RETIREMENT PLANS

     The Company and certain other subsidiaries of the Parent maintain a defined contribution plan covering substantially all of its employees. Participants are permitted to make pretax contributions to the plan as a percentage of compensation. The Company matches participant contributions, up to specified limits. Total Company contributions were approximately $422,000 for the eight months ended December 31, 1997.

11. LITIGATION

     Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the results of all such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

12. SUBSEQUENT EVENTS

     On January 21, 1998, the Company acquired the net operating assets of Tango Pools. Tango Pools, with sales of approximately $18,000,000 for the year ended December 31, 1997, is a leading installer of residential in-ground concrete swimming pools in Las Vegas, Nevada.

     On August 26, 1998, the Company acquired the net operating assets of Pools by Andrews, Inc. Pools by Andrews, with sales of approximately $27,000,000 for the year ended December 31, 1997, is one of the largest installers of residential in-ground concrete swimming pools in Florida with offices serving Miami, Ft. Lauderdale, Palm Beach, Orlando, Jacksonville, Tampa and Fort Myers.

     The acquisitions, accounted for as purchases, were funded through charges to the Company's payable to Parent.

ANTHONY & SYLVAN POOLS, INC.

FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 1995 AND 1996 AND
THE FOUR MONTHS ENDED
APRIL 30, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors & Shareholders,
Anthony & Sylvan Pools, Inc.

     We have audited the accompanying balance sheet of Anthony & Sylvan Pools, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, and cash flows for the years ended December 31, 1995 and 1996 and for the four months ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and for the four months ended April 30, 1997.

DELOITTE & TOUCHE LLP
Cleveland, Ohio
September 15, 1998

                          ANTHONY & SYLVAN POOLS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
Current Assets:
  Cash and cash equivalents.................................    $ 1,832
  Contract receivables, net of allowance for doubtful
     accounts of $460.......................................      4,472
  Inventories...............................................      4,783
  Prepayments and other.....................................        492
  Deferred income taxes.....................................      1,788
                                                                -------
          Total current assets..............................     13,367
Property, Plant and Equipment, at cost:
  Land......................................................        325
  Buildings.................................................      2,353
  Machinery and equipment...................................      5,935
                                                                -------
          Total.............................................      8,613
Less accumulated depreciation...............................      5,041
                                                                -------
          Net property, plant and equipment.................      3,572
Other Assets:
  Goodwill, net of accumulated amortization.................      3,070
  Other.....................................................        649
                                                                -------
          Total other assets................................      3,719
                                                                -------
          TOTAL ASSETS......................................    $20,658
                                                                =======
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current Liabilities:
  Current maturities of long-term debt......................    $   531
  Notes payable.............................................      3,379
  Accounts payable..........................................      3,157
  Accrued expenses..........................................      9,936
                                                                -------
          Total current liabilities.........................     17,003
Long-Term Debt..............................................      5,880
Other Long-Term Liabilities.................................      1,177
Commitments and Contingencies...............................         --
Shareholder's Deficit:
  Common Shares, $1.00 par value; 20,000 shares authorized,
     20,000 shares issued and outstanding...................         20
  Retained Earnings.........................................      1,771
  Payable to Shareholder....................................     (5,193)
                                                                -------
          Total Shareholder's Deficit.......................     (3,402)
                                                                -------
          TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT.......    $20,658
                                                                =======

                       See notes to financial statements.

                          ANTHONY & SYLVAN POOLS, INC.

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                       FOUR MONTHS
                                                                                          ENDED
                                                       DECEMBER 31,    DECEMBER 31      APRIL 30,
                                                           1995            1996           1997
                                                       ------------    ------------    -----------
Net sales............................................    $58,569         $112,167        $28,883
Cost of sales........................................     42,454           82,018         22,291
                                                         -------         --------        -------
Gross profit.........................................     16,115           30,149          6,592
Operating expenses:
  Selling............................................      9,373           18,875          6,073
  Administrative.....................................      5,695            9,049          3,980
                                                         -------         --------        -------
          Total operating expenses...................     15,068           27,924         10,053
                                                         -------         --------        -------
Income/(loss) from operations........................      1,047            2,225         (3,461)
Interest and other expense...........................        101              354            303
                                                         -------         --------        -------
Income/(loss) before income taxes....................        946            1,871         (3,764)
Provision/(benefit) for income taxes.................        342              704         (1,350)
                                                         -------         --------        -------
Net income/(loss)....................................    $   604         $  1,167        $(2,414)
                                                         =======         ========        =======

                       See notes to financial statements.

                          ANTHONY & SYLVAN POOLS, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                       FOUR MONTHS
                                                                                          ENDED
                                                       DECEMBER 31,    DECEMBER 31,     APRIL 30,
                                                           1995            1996           1997
                                                       ------------    ------------    -----------
Cash Flows For Operating Activities:
  Net income/(loss)..................................    $   604          $1,167         $(2,414)
  Adjustments to reconcile net income/(loss) to net
     cash provided by operating activities:
     Depreciation and amortization...................        462           1,066             470
     Non-cash interest...............................         --             426             116
     Deferred income taxes...........................       (165)           (207)           (631)
  Changes in operating assets and liabilities net of
     assets acquired:
     Contract receivables............................        748            (574)            491
     Inventories.....................................        (50)            (13)         (1,031)
     Prepayments and other...........................        (33)           (462)            218
     Accounts payable................................       (208)          1,559           3,251
     Accrued expenses................................        480           2,499           1,551
                                                         -------          ------         -------
       Cash provided by operating activities.........      1,838           5,461           2,021
                                                         -------          ------         -------
Cash Flows For Investing Activities:
  Additions to property, plant and equipment.........       (169)           (329)           (259)
  Acquisition costs..................................         --            (223)             --
                                                         -------          ------         -------
       Cash used in investing activities.............       (169)           (552)           (259)
                                                         -------          ------         -------
Cash Flows From Financing Activities:
  Net transactions with General Aquatics, Inc........     (1,021)         (7,052)         (7,224)
  Proceeds from long-term debt.......................         --           3,379           3,825
  Payments on capital lease obligations..............       (370)           (496)           (150)
                                                         -------          ------         -------
       Cash used in financing activities.............     (1,391)         (4,169)         (3,549)
                                                         -------          ------         -------
Net increase/(decrease) in cash and cash
  equivalents........................................        278             740          (1,787)
Cash and cash equivalents:
  Beginning of period................................        814           1,092           1,832
                                                         -------          ------         -------
  End of period......................................    $ 1,092          $1,832         $    45
                                                         =======          ======         =======
Supplemental Cash Flow Information:
  Interest paid......................................    $    97          $   47         $   272
  Income taxes paid, net.............................    $   583          $  745         $    --
  Purchases of equipment under capital leases........    $   437          $  179         $   493
  Note payable issued for business acquisition.......    $    --          $5,355         $    --

                       See notes to financial statements.

                          ANTHONY & SYLVAN POOLS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- Anthony & Sylvan Pools, Inc. (the "Company") is the largest residential in-ground concrete pool sales and installation business in the United States.

     On May 1, 1997, substantially all of the Company's operating assets were acquired and certain of its liabilities assumed by Essef Corporation and subsidiaries as part of an acquisition transaction with General Aquatics, Inc. (the "Parent"), of which Anthony & Sylvan, Inc. was a subsidiary. The accompanying financial statements are presented under the Company's historical basis of accounting and do not reflect any adjustments which would be required as a result of the acquisition by Essef Corporation. Separate financial statements have been issued for the period subsequent to the acquisition which contemplate the adjustments required under the purchase method of accounting. Company management believes that the financial statements reflect all material expenses of the Company assuming the Company were organized as a stand-alone legal entity, including specifically identifiable costs incurred by the Parent on behalf of, and charged to, the Company.

     In March, 1996, the Company purchased certain assets and assumed certain liabilities of Anthony Pools, a division of Anthony Industries, Inc., a residential in-ground concrete swimming pool installation business. Subsequent to the acquisition the Company changed its name to Anthony & Sylvan Pools, Inc.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid short-term investments with initial maturities of three months or less to be cash equivalents.

     FINANCIAL INSTRUMENTS -- The Company has financial instruments which consist primarily of cash and cash equivalents, receivables, payables and debt instruments. The Company has determined that the estimated fair value of its financial instruments approximates carrying value.

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of contract receivables. Concentration with respect to contract receivables is limited due to the large number of customers comprising the Company's customer base and their geographical dispersion.

     INVENTORIES -- Inventories consist primarily of goods purchased for installation in pools and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 1996, the Company has a $100,000 reserve on these inventories.

     FIXED ASSETS -- Depreciation is computed using the straight-line method for financial reporting purposes. Accelerated methods are used for tax reporting purposes. Assets, valued at cost, are generally being depreciated over their useful lives as follows: buildings 10 to 40 years; and machinery and equipment, 3 to 10 years.

     GOODWILL -- Goodwill arising from the acquisition of Anthony Pools is being amortized using the straight-line method over fifteen years. Accumulated amortization at December 31, 1996 was $222,000. The Company periodically evaluates the recoverability of goodwill by comparing the book value of such assets to expected future cash flows, on an undiscounted basis, over the remaining amortization period of the asset. At December 31, 1996, no such impairment has been recorded.

     WARRANTY -- Losses associated with warranty claims are accrued based on the Company's estimate of the aggregate liability for claims based on the Company's experience and the expected timing of payments. The portion of claims the Company estimates will not be paid within one year is included in other long-term liabilities.

     INCOME TAXES -- The Company is included in the consolidated federal income tax return of the Parent. All tax amounts have been recorded as if the Company filed separate federal and state tax returns. The provision for income taxes included in the statement of operations includes federal, state and local taxes currently payable and

                          ANTHONY & SYLVAN POOLS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

those deferred because of temporary differences between the financial statement and tax bases of assets and has been computed as if the Company was a stand-alone entity. The accompanying balance sheet includes deferred tax amounts applicable to the Company.

     REVENUE RECOGNITION -- Revenue from pool installation contracts is recognized on the percentage-of-completion accounting method based on the proportion of total costs incurred on the contract as a percentage of total estimated contract costs. Revisions in cost and revenue estimates are reflected in the period in which the facts requiring such revisions become known. Provision is made currently for estimated losses on uncompleted installations. The majority of the Company's contracts call for progress payments to be made in advance of completing individual phases of the installation until the final phases of installation, at which time the remaining portion is recognized as a contract receivable. Progress payments in excess of revenue recognized are classified as billings in excess of costs and estimated earnings on uncompleted contracts, and are included in accrued expenses. Unbilled contract receivables are not material at any point in time.

     Contract costs include direct material, labor, subcontract costs and overheads. Selling and administrative expenses are charged to income as incurred.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

2. RELATED PARTY TRANSACTIONS

     The Parent manages consolidated domestic cash flows. Pursuant to this cash management program the Company transfers any accumulated cash surplus to the Parent's accounts and the Parent funds cash disbursements, as needed, to maintain minimum account balances. Such cash flow activities serve to increase or decrease the Company's debt with the Parent.

     The Company purchases swimming pool and spa equipment used in its swimming pool installations from other companies who are also wholly owned subsidiaries of the Parent. These purchases are made on an arms length basis, on terms similar to those to which those Companies sell to their other customers and are not subject to any long term supply agreements. Total purchases from related Companies for the years ended December 31, 1995 and 1996 and the four months ended April 30, 1997 were $2,141,000, $3,985,000 and $1,558,000. Amounts payable by the Company to related companies totaling $278,000 are included as accounts payable at December 31, 1996.

3. ACQUISITION OF ANTHONY POOLS

     In March, 1996, the Company purchased certain assets and assumed certain liabilities of Anthony Pools, a division of Anthony Industries, Inc. for $6,253,000. Anthony Pools was primarily involved in the installation of residential pools. Subsequent to the acquisition the Company changed its name to Anthony & Sylvan Pools, Inc. The purchase price was paid by issuance of subordinated debt of $6,178,000 (discounted to $5,355,000), warrants to purchase 455,556 shares of the Parent's common stock (at $13.56 per share), and 100,000 shares of the Parent's common stock. The acquisition has been accounted for as a purchase, and thus, the purchase price has been allocated to the assets and liabilities acquired, based on their estimated fair value as of the date of acquisition. The results of operations have been included in the Company's results since the date of acquisition. The cost in excess of the fair value of the net assets acquired is being amortized on a straight-line basis over fifteen years.

                          ANTHONY & SYLVAN POOLS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

     The following table is a summary of the transaction (dollars in thousands):

Fair value of identifiable assets acquired..................    $7,510
Costs in excess of net assets acquired......................     3,292
Less liabilities assumed....................................    (4,549)
                                                                ------
Net consideration paid for acquisition......................    $6,253
                                                                ======

     The following unaudited pro-forma combined results of operations give effect to the acquisition as though it was completed at the beginning of each period shown. The pro-forma information has been presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the earliest period presented, or of results which may occur in the future (dollars in thousands) (unaudited):

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                         1995           1996
                                                       ---------      ---------
Net sales............................................  $123,918       $119,480
Net income...........................................  $     94       $    (50)

4. SHAREHOLDER'S DEFICIT

     Shareholder's deficit consisted of the following for the year ended December 31, 1996 (dollars in thousands):

                                         COMMON    RETAINED    PAYABLE TO
                                         SHARES    EARNINGS    SHAREHOLDER     TOTAL
                                         ------    --------    -----------     -----
Balance, January 1, 1996...............   $20       $  604       $   859      $ 1,483
  Net income...........................              1,167                      1,167
  Net transactions with shareholder....                           (6,052)      (6,052)
                                          ---       ------       -------      -------
Balance, December 31, 1996.............   $20       $1,771       $(5,193)     $(3,402)
                                          ===       ======       =======      =======

5. ACCRUED EXPENSES

     Accrued expenses consisted of the following at December 31, 1996 (dollars in thousands):

Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................    $ 3,592
Warranty....................................................      2,304
Accrued compensation........................................      2,256
Other.......................................................      1,784
                                                                -------
          Total.............................................    $ 9,936
                                                                =======

6. NOTES PAYABLE

     At December 31, 1996, the Company had $3,379,000 outstanding under a bank line of credit. These facilities were made available under the Parent's revolving line of credit agreement which allows for borrowings of up to $20 million, subject to sub-limits based on secured accounts receivable, inventory and equipment levels of the Parent and its subsidiaries. Interest was payable at the bank's prime rate (8.25 percent at December 31,

                          ANTHONY & SYLVAN POOLS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

1996) plus .75 percent or the Eurodollar rate plus 2 percent. The line of credit had an expiration date of November 30, 1999. On May 1, 1997, the line of credit was repaid in conjunction with the acquisition of General Aquatics, Inc. by Essef Corporation (see Note 1).

7. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996 (dollars in thousands):

Acquisition note............................................    $5,781
Capital lease obligations...................................       630
                                                                ------
                                                                 6,411
Less current maturities.....................................      (531)
                                                                ------
          Total.............................................    $5,880
                                                                ======

     The acquisition note represents a subordinated note payable to Anthony Industries, Inc. in the amount of $6,178,000 due March 1, 2001. Interest accrues at 5.61 percent commencing September 1, 1996. Interest charged through March 1, 1997 is to be converted semiannually to notes with similar terms to the original acquisition note. This note has been discounted to $5,355,000 which represents its fair market value at a 9 percent interest rate. At December 31, 1996 $426,000 of additional notes had been issued for interest charges.

     The Company has capital leases for the purchase of automobiles and other equipment with a net book value of approximately $830,000 at December 31, 1996. The leases are collateralized by the automobiles and the equipment purchased. At December 31, 1996, the total future minimum payments under these leases was $755,000, with $125,000 representing payments for future interest at an average interest rate of approximately 10%.

     Aggregate maturities of long-term debt are the following: 1997, $531,000; 1998, $99,000; and 2001, $5,781,000.

8. INCOME TAXES

     The significant components of the provision/(benefit) for income taxes are as follows (dollars in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,      FOUR MONTHS
                                                              -------------        ENDED
                                                              1995     1996    APRIL 30, 1997
                                                              -----    ----    --------------
Current:
  Federal...................................................  $ 464    $836       $  (658)
  State.....................................................     43      75           (61)
                                                              -----    ----       -------
          Total current.....................................    507     911          (719)
                                                              -----    ----       -------
Deferred:
  Federal...................................................   (151)   (190)         (578)
  State.....................................................    (14)    (17)          (53)
                                                              -----    ----       -------
          Total deferred....................................   (165)   (207)         (631)
                                                              -----    ----       -------
          Total.............................................  $ 342    $704       $(1,350)
                                                              =====    ====       =======

                          ANTHONY & SYLVAN POOLS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

     The Company's deferred tax assets at December 31, 1996 are comprised primarily of non-deductible accruals for doubtful accounts, warranty expenses and reserves for inventory obsolescence.

     The consolidated tax provision/(benefit) differs from the tax provision/(benefit) computed at the statutory United States tax rate of 34% for following reasons (dollars in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,     FOUR MONTHS
                                                              ------------        ENDED
                                                              1995    1996    APRIL 30, 1997
                                                              ----    ----    --------------
Tax provision/(benefit) at statutory Federal rate...........  $322    $636       $(1,280)
State income taxes..........................................    19      38           (75)
Other items, net............................................     1      30             5
                                                              ----    ----       -------
Provision/(benefit) for income taxes........................  $342    $704       $(1,350)
                                                              ====    ====       =======

9. OPERATING LEASES

     The Company leases certain of its facilities and equipment. Total rental expenses under operating leases for the years ended December 31, 1995 and 1996 and the four months ended April 30, 1997 were approximately $1,025,000, $1,819,000 and $536,000, respectively. Minimum annual rental commitments for the next five years under non-cancelable operating leases are the following: 1998, $1,628,000; 1999, $1,150,000; 2000, $876,000; 2001, $582,000; 2002, $297,000;
and $664,000 thereafter.

10. RETIREMENT PLANS

     The Company and certain other subsidiaries of the Parent maintain a defined contribution plan covering substantially all of its employees. Participants are permitted to make pretax contributions to the plans as a percentage of compensation. The Company matches participant contributions, up to specified limits. Total Company contributions for the years ended December 31, 1995 and 1996 and for the four months ended April 30, 1997 were approximately $250,000, $283,000 and $177,000, respectively.

     Until April 30, 1997, the Company maintained noncontributory defined benefit pension plans covering substantially all of its full-time employees. The plans provided pension benefits that were based on years of service and the employee's total compensation. It was the Company's policy to make annual contributions required by applicable regulations. The assets and liabilities of the plans were not acquired by Essef Corporation in conjunction with its acquisition of General Aquatics, Inc. (See Note 1).

     Significant assumptions used in the plans' actuarial valuations were:

                                                               YEAR ENDED
                                                              DECEMBER 31,     FOUR MONTHS
                                                              ------------        ENDED
                                                              1995    1996    APRIL 30, 1997
                                                              ----    ----    --------------
Discount rate...............................................  7.25%   7.25%        7.25%
Long-term rate of investment return.........................  9.00%   9.00%        9.00%

                          ANTHONY & SYLVAN POOLS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND THE FOUR MONTHS ENDED APRIL 30, 1997

     Net periodic pension cost consists of the following (dollars in thousands):

                                               YEAR ENDED DECEMBER 31,        FOUR MONTHS
                                               -----------------------           ENDED
                                                 1995            1996        APRIL 30, 1997
                                             ------------    ------------    --------------
Service cost-benefits earned during the
  period...................................      $ 17            $ 18             $  5
Interest cost on projected benefit
  obligation...............................        62              63               23
Return on plan assets......................       (35)            (35)             (11)
Net amortization and deferral..............        42              42                3
                                                 ----            ----             ----
Net periodic pension cost..................      $ 86            $ 88             $ 20
                                                 ====            ====             ====

     The funded status of the defined benefit plans and the amounts recognized in the balance sheet at December 31, 1996 are as follows (dollars in thousands):

Projected benefit obligation................................    $ 930
Fair value of plan assets...................................      395
                                                                -----
Plan assets less than projected benefit obligation..........      535
Unrecognized net (gain) loss................................      496
Unrecognized prior service cost.............................      120
Minimum liability adjustment................................     (616)
                                                                -----
Accrued pension liability...................................    $ 535
                                                                =====
Vested actuarial present value of benefit obligation........    $ 899
                                                                =====
Accumulated benefit obligation..............................    $ 930
                                                                =====

11. LITIGATION

     Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the results of all such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

------------------------------------------------------------
------------------------------------------------------------

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    8
Use of Proceeds............................   13
Dividend Policy............................   13
Capitalization.............................   14
Dilution...................................   15
Selected Historical Financial Data.........   16
Unaudited Pro Forma Financial Data.........   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   19
Business...................................   24
Management.................................   29
Relationship Between the Company and
  Essef....................................   37
Principal Shareholder......................   39
Description of Capital Stock...............   40
Shares Eligible for Future Sale............   43
Underwriting...............................   45
Legal Matters..............................   46
Experts....................................   46
Available Information......................   46
Index to Consolidated Financial
  Statements...............................  F-1

UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                                 SHARES

                                 COMMON SHARES
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.

                         MORGAN KEEGAN & COMPANY, INC.

                                           , 1998

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

                     NOTICE OF EXPENSE                           AMOUNT
                     -----------------                          --------
Registration Fee -- Securities and Exchange Commission*.....    $  6,638
Filing Fee -- National Association of Securities Dealers*...       2,750
Nasdaq National Market Listing and Entry Fee*...............      80,000
Transfer Agent and Registrar Fees and Expenses*.............      10,000
Legal Fees and Expenses*....................................     200,000
Accounting Fees and Expenses*...............................     200,000
Printing and Engraving Expenses*............................     200,000
Miscellaneous*..............................................      75,000
                                                                --------
          Total*............................................    $774,388
                                                                ========

---------------

* Estimate

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 33 of the Company's Amended and Restated Regulations provides that the Company will indemnify any director or officer or any former director or officer of the Company or any person who is or has served at the request of the Company as a director, officer or trustee of another corporation, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time.

     Section 33 further provides that the indemnification provided for therein shall not be deemed to restrict the right of the Company to indemnify employees, agents and others as permitted by such law, and shall be in addition to any other rights granted to those seeking indemnification under the Company's Amended and Restated Articles or Incorporation or Amended and Restated Regulations or any Indemnification Agreement (as hereinafter defined), vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     In addition, Section 33 provides that the Company is expressly authorized to enter into agreements which grant rights of indemnification to any person or entity. The Company has entered into indemnification agreements ("Indemnification Agreements") with its directors and executive officers ("Indemnitees") Pursuant to each Indemnification Agreement, the Company must indemnify the Indemnitee with respect to his activities as a director or officer of the Company and/or as a person who is serving or has served on behalf of the Company ("Representative") as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Company has a direct or indirect ownership interest against expenses (including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him ("Expenses") in connection with any claim against the Indemnitee which is the subject of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal (a "Proceeding"), to which the Indemnitee was, is or is threatened to be made a party by reason of facts which include the Indemnitee's being or having been such a director, officer or Representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following:

     (a) The benefits provided by the Company's Amended and Restated Regulations as of the date of the Indemnification Agreement;

     (b) The benefits provided by the Company's Amended and Restated Articles of Incorporation, Amended and Restated Regulations or By-laws or their equivalent of the Company in effect at the time Expenses are incurred by the Indemnitee;

     (c) The benefits allowable under Ohio law in effect as of the date of the Indemnification Agreement;

     (d) The benefits allowable under the law of the jurisdiction under which the Company exists at the time Expenses are incurred by the Indemnitee;

     (e) The benefits available under liability insurance obtained by the Company;

     (f) The benefits which would have been available to the Indemnitee under his Executive Liability Insurance Policy; and

     (g) Such other benefits as are or may be otherwise available to the Indemnitee.

     The Indemnification Agreements provide for the advancement of Expenses to the Indemnitee if the Indemnitee provides the Company with a written undertaking that (i) the Indemnitee has notified the Company of any Proceeding; (ii) the Indemnitee believes he should prevail in the Proceeding and (iii) that the Indemnitee will reimburse the Company for all Expenses if it is determined that the Indemnitee is not entitled to indemnification.

     Section 33 also authorizes the Company to purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, joint venture, trust or other enterprise (and his heirs, executors and administrators), against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, regardless of whether the Company would have indemnified him against such liability under any other provision of Section 34. It further provides that insurance may be purchased from or maintained with a person in which the Company has a financial interest.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

     The Company has obtained, through Essef, director and officer liability insurance covering its current executive officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS. The following Exhibits are filed as a part of this Registration Statement:

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
     *1.1      Underwriting Agreement
      3.1      Form of Amended and Restated Articles of Incorporation of
               the Registrant
      3.2      Form of Amended and Restated Regulations of the Registrant
      4.1      Specimen certificate for Common Shares of the Registrant
      4.2      See Exhibits 3.1 and 3.2 for provisions of the Amended and
               Restated Articles of Incorporation and Amended and Restated
               Regulations of the Registrant defining rights of holders of
               Common Shares
      5.1      Opinion of Squire, Sanders & Dempsey L.L.P. as to the
               legality of the Common Shares being registered (including
               consents)
     10.1      Form of 1998 Long-Term Incentive Plan
     10.2      Form of Executive Employment Agreement between Stuart D.
               Neidus and the Registrant
     10.3      Form of Executive Employment Agreement between Howard A.
               Wertman and the Registrant
     10.4      Form of Executive Employment Agreement between Richard M.
               Kelso and the Registrant
     10.5      Form of Indemnification Agreement
     10.6      Form of Revolving Credit Promissory Note
     10.7      Form of Company Indemnification Agreement
     10.8      Form of Tax Allocation Agreement
     10.9      Form of Administrative Services Agreement
     23.1      Consent of Deloitte & Touche LLP
     23.2      Consent of Squire, Sanders & Dempsey L.L.P. (see Exhibit
               5.1)
     24.1      Power of Attorney (included elsewhere in Part II of this
               Registration Statement)

---------------

* To be filed by amendment.

     (B) FINANCIAL STATEMENT SCHEDULES.

     The following financial statement schedules of the Company are attached hereto and are filed as part of this Registration Statement:

     Report of Independent Auditors

     Schedule II -- Valuation and qualifying accounts

     All other schedules are omitted because the required information is either presented in the financial statements or notes thereto, or is not applicable, required or material.

ITEM 17.  UNDERTAKINGS.

     (f) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i) The undersigned Registrant hereby undertakes that:

          (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chardon,
State of Ohio, on             , 1998.

                                          ANTHONY & SYLVAN POOLS CORPORATION

                                          By: /s/ STUART D. NEIDUS

                                            ------------------------------------
                                            Stuart D. Neidus
                                            Chairman of the Board,
                                            Chief Executive Officer
                                            and Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Mary Ann Jorgenson, Stuart D. Neidus and Thomas B. Waldin, or any one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the Offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required to necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed effective as of             , 1998 by the
following persons in the capacities indicated below.

SIGNATURE                                        TITLE
---------                                        -----

/s/ STUART D. NEIDUS                             Chairman of the Board, Chief Executive Officer and
---------------------------------------------    Chief Financial Officer (Principal Executive Officer
Stuart D. Neidus                                 and Principal Financial and Accounting Officer)

/s/ HOWARD P. WERTMAN                            President
---------------------------------------------
Howard P. Wertman

/s/ RICHARD M. KELSO                             Executive Vice President
---------------------------------------------
Richard M. Kelso

/s/ THOMAS B. WALDIN                             Director
---------------------------------------------
Thomas B. Waldin

/s/ MARY ANN JORGENSON                           Director
---------------------------------------------
Mary Ann Jorgenson

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

To the Board of Directors and Shareholders of Anthony & Sylvan Pools Corporation
Chardon, Ohio

     We consent to the use in this Registration Statement of Anthony & Sylvan Pools Corporation on Form S-1 of our reports on the financial statements of Anthony & Sylvan Pools Corporation dated September 15, 1998, and Anthony & Sylvan Pools, Inc. dated September 15, 1998, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

     Our audits of the financial statements referred to in our aforementioned reports also included the financial statement schedules of Anthony & Sylvan Pools Corporation and Anthony & Sylvan Pools, Inc. listed in Item 16(b). These financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Cleveland, Ohio
September 15, 1998

                                                                     SCHEDULE II

                       ANTHONY & SYLVAN POOLS CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS

                                                 BALANCE AT                                  BALANCE
                                                BEGINNING OF    CHARGED TO                   AT END
                DESCRIPTION                        PERIOD        EXPENSE      WRITE-OFFS    OF PERIOD
                -----------                     ------------    ----------    ----------    ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
     For the year ended December 31, 1995         $     93       $    260      $    171     $    182
     For the year ended December 31, 1996         $    182       $    412      $    134     $    460
     For the four months ended April 30,
       1997                                       $    460       $    157      $    101     $    516
     For the year ended December 31, 1997         $    516       $    265      $     73     $    708
--------------------------------------------
RESERVE FOR INVENTORY OBSOLESCENCE
     For the year ended December 31, 1995         $    100       $     --      $     --     $    100
     For the year ended December 31, 1996         $    100       $     --      $     --     $    100
     For the four months ended April 30,
       1997                                       $    100       $    119      $     --     $    219
     For the year ended December 31, 1997         $    219       $    266      $     --     $    485

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
   *1.1  Underwriting Agreement
    3.1  Form of Amended and Restated Articles of Incorporation of
         the Registrant
    3.2  Form of Amended and Restated Regulations of the Registrant
    4.1  Specimen certificate for Common Shares of the Registrant
    4.2  See Exhibits 3.1 and 3.2 for provisions of the Amended and
         Restated Articles of Incorporation and Amended and Restated
         Regulations of the Registrant defining rights of holders of
         Common Shares
      5  Opinion of Squire, Sanders & Dempsey L.L.P. as to the
         legality of the Common Shares being registered (including
         consents)
   10.1  Form of 1998 Long-Term Incentive Plan
   10.2  Form of Executive Employment Agreement between Stuart D.
         Neidus and the Registrant
   10.3  Form of Executive Employment Agreement between Howard A.
         Wertman and the Registrant
   10.4  Form of Executive Employment Agreement between Richard M.
         Kelso and the Registrant
   10.5  Form of Indemnification Agreement
   10.6  Form of Revolving Credit Promissory Note
   10.7  Form of Company Indemnification Agreement
   10.8  Form of Tax Allocation Agreement
   10.9  Form of Administrative Services Agreement
   23.1  Consent of Deloitte & Touche LLP
   23.2  Consent of Squire, Sanders & Dempsey L.L.P. (see Exhibit
         5.1)
   24.1  Power of Attorney (included elsewhere in Part II of this
         Registration Statement)

---------------

* To be filed by amendment